Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***]

ASSET PURCHASE AGREEMENT

by and among

EMI Acquisition Company Inc.

(the “Purchaser”),

EMI Industries, LLC

(the “Seller”), and

the members of Seller made parties hereto

(the “Majority Members”)

dated as of April 18, 2024

TABLE OF CONTENTS

SCHEDULES:

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of this 18th day of April, 2024 (the “Effective Date”), is made by and among EMI ACQUISITION COMPANY INC., an Ohio corporation (“Purchaser”), EMI INDUSTRIES, LLC, a Florida limited liability company (the “Seller”), ALAN HARVILL, PAUL HUNTER, JOHN W. WALDEN, JR, JOSEPH WALKER AND AMELIE W. WALKER, EDWARDS MANUFACTURING, INC., a Florida corporation (each a “Majority Member” and collectively, the “Majority Members”), and, solely with respect to Section 7.11, Parent (as defined herein). Each of Purchaser, Seller, and the Majority Members are referred to from time to time herein as a “Party”, and collectively as, the “Parties”.

RECITALS

WHEREAS, Seller is engaged in the milling, manufacturing, servicing, and installation of standard and customized metal fixtures, displays, and equipment for the convenience store, supermarket, and restaurant industries (the “Business”);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets owned by Seller and used or useable in the Business, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties (intending to be legally bound) hereby agree as follows:

ARTICLE I
DEFINED TERMS

Section 1.1    Definitions.

When used in this Agreement, the following terms shall have the meanings ascribed to them in this Section 1.1.

“Accounting Principles” means the same accounting methods, practices, procedures, policies and principles, with consistent classifications and estimation methodologies, as those used by the Seller in the preparation of the Interim Balance Sheet.

“Accounts Receivable” has the meaning set forth in Section 5.6(c).

“Acquired Assets” means all assets of Seller of every kind and description, whether accrued, contingent, or otherwise, tangible or intangible, wherever located, used or useable in the conduct of the Business, except for the Excluded Assets.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted Purchase Price” means an amount equal to the Base Purchase Price, plus any Working Capital Surplus, and minus the sum of all Closing Date Indebtedness, any Working Capital Deficiency, and all Transaction Expenses.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Landlord” means EMI Investments, LLC, a Florida limited liability company.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means the Assignment and Assumption Agreement, each Assignment and Assumption of Lease, the Bill of Sale, the Motor Vehicle Bill of Sale, the Employment Agreements, the Escrow Agreement, the restrictive covenant agreements by and between Purchaser and the Remaining Members, and the Transition Services Agreement.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.2(a)(vi).

“Assumed Contracts” means all Contracts to which Seller is a party or by which Seller or the Acquired Assets are otherwise bound, except for the Excluded Contracts.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Base Purchase Price” has the meaning set forth in Section 2.5.

“Base Working Capital” means an amount equal to $[***].

“Benefit Plan” means (a) any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA and (b) any other pension, benefit, retirement, profit- sharing, employment, consulting, savings, deferred compensation, bonus, performance award, incentive compensation, equity option, equity appreciation right, profits interest, phantom equity or other equity or equity-based compensation, change of control, severance, retention, termination, vacation, paid time off, welfare, health, dental, vision, life insurance, disability, Section 125 cafeteria, fringe-benefit, and other similar employee benefit plan, program, policy or, arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not tax-qualified, and whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to by Seller for the benefit of current or former employees, officers, directors, independent contractors, consultants, or retirees of the Seller or any spouse, dependent, or beneficiary of such individual, or under which the Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise, other than plans or programs maintained by a Governmental Authority requiring the payment of social security taxes or similar contributions to a fund of a Governmental Authority with respect to wages of an employee.

“Bill of Sale” has the meaning set forth in Section 3.2(a)(ii).

“Bulk Sales Claims” means a claim by a Governmental Authority seeking to impose any Liability on Purchaser with respect to the sale of any or all of the Acquired Assets as contemplated herein under or on account of any bulk sales Laws for Tax or other Liabilities of the Seller.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Cincinnati, Ohio, are authorized or required by Law to be closed for business.

“Carve-out Claims” has the meaning set forth in Section 9.4(a).

“Cash and Cash Equivalents” means, without duplication, as of immediately prior to Closing, with respect to any Person and as of any date of determination, the amount of all such Person’s cash and cash equivalents (consisting solely of, for the avoidance of doubt, security deposits, marketable securities, short term investments, liquid instruments, petty cash, and bank accounts), all received and un-cleared checks of another Person, and all un-cleared incoming wire transfers in transit initiated by another Person, minus the sum of: (a) all outstanding and un-cleared checks of such Person; (b) all un-cleared outgoing wire transfers in transit initiated by such Person; and (c) except for security deposits and the portion of deposits of customers that have been earned as of Closing, all amounts that are not freely usable by such Person because they are subject to restrictions or limitations on use or distribution by applicable Law, Contract, or otherwise (including, for the avoidance of doubt, deposits of customers, cash securing letters of credit and similar restricted cash), in each case, as calculated in accordance with the Accounting Principles.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and as further amended, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Indebtedness” means, in accordance with the Accounting Principles, the Indebtedness of the Seller, determined as of immediately prior to the Closing (disregarding the consummation of the transactions contemplated by this Agreement), to the extent assumed by the Purchaser or paid by the Purchaser on the Seller’s behalf.

“Closing Date Working Capital” means, without duplication, an amount equal to:

(a)    The current assets of the Business, as determined in accordance with the Accounting Principles (for the avoidance of doubt, including prepaid rent to the extent Purchaser will receive the benefit of such prepaid rent following the Closing), other than (i) the Cash and Cash Equivalents of the Seller, (ii) any portion of any prepaid expense of the Seller of which the Purchaser will not receive the benefit following the Closing, and (iii) any deferred Tax assets of the Seller; minus

(b)    The current liabilities of the Business, as determined in accordance with the Accounting Principles, including for the avoidance of doubt Prepaid Obligations (excluding the portion of Prepaid Obligations that have been earned as of Closing which are included in Cash and Cash Equivalents), factoring programs, and Hired Employee Obligations, other than (i) the current portion of the Indebtedness of the Seller, (ii) any deferred Tax Liabilities of the Seller, and (iii) Transaction Expenses.

Closing Date Working Capital shall be determined: (x) in accordance with the Accounting Principles; (y) as of immediately prior to the Closing (disregarding (i) the consummation of the transactions contemplated by this Agreement, (ii) any and all effects on the assets or liabilities of Seller as a result of any financing or refinancing arrangements entered into in connection with the Closing or at any time thereafter, in each case by or on behalf of the Purchaser or any of its Affiliates, and (iii) any “subsequent event,” including any changes to the Business after the Closing or with respect to accounting, books and records or policies and procedures; and (z) consistent with the sample working capital calculation set forth on Exhibit A hereto (and to the extent there is any inconsistency between the terms of this definition of “Closing Date Working Capital” and the principles used in preparing Exhibit A, then Exhibit A shall control).

“Closing Statement” has the meaning set forth in Section 2.8(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Environmental Permits” has the meaning set forth in Section 5.16(c).

“Company Intellectual Property” means all Intellectual Property that is owned or used by the Seller in the Business.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, assignment agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property to which the Seller is a party, beneficiary, or otherwise bound.

“Company Property” has the meaning set forth in Section 5.16(d).

“Computer Systems” means all computer hardware, servers, networks, platforms, data communication lines, tablets, telephones, peripheral equipment and other electronic devices or information technology equipment and related systems, Software and firmware, data and related services that are used by the Seller.

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“Contract” or “Contracts” means all contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“D&O Tail Policy” means a directors and officers tail insurance policy reasonably acceptable to Purchaser.

“Data Room” means the “Project Eagle” electronic data site established by Hyde Park Capital Advisors, LLC with DealRoom.

“Delayed Transfer Asset” has the meaning set forth in Section 7.9(b).

“Disclosure Schedule” means the Schedules delivered by the Parties hereto concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.8(b).

“Dispute Period” has the meaning set forth in Section 2.8(b).

“Disputed Items” has the meaning set forth in Section 2.8(e).

“Employment Agreements” has the meaning set forth in Section 3.2(a)(vii).

“Environment” means all soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supplies, streams, sediments, ambient air (including indoor air), plant and animal life.

“Environmental Claim” means any Action, Governmental Order, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with, or Liability under, any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law in effect as of the date hereof: (a) relating to the presence, exposure to, management, manufacture, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, recycling, reclamation, reuse, discharge, Release, remediation, control or cleanup of any pollution, contamination or Hazardous Materials; (b) preventing or reducing to acceptable levels the Release of pollutants, contaminants or other Hazardous Materials into the Environment or that otherwise relate to the protection of the Environment, natural resources, endangered or threatened species or human health or safety; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, manufactured, packaged and used so that they do not present an unreasonable risk to human health or the Environment when used or disposed of; (e) relating to the protection of natural resources, endangered or threatened species, human health or safety, or the Environment; (f) reducing to acceptable levels the risks inherent in the transportation of pollutants, contaminants, oil or other Hazardous Materials; (g) cleaning up pollutants, contaminants or other Hazardous Materials that have been Released, preventing the threat of Release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets. The term “Environmental Law” includes, but is not limited to, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Matter” has the meaning set forth on Schedule 9.1(b)(vi).

“Environmental Notice” means any written directive, request for information, notice of violation or infraction, or other notice from any Person respecting any Environmental Claim relating to actual or alleged non-compliance with or Liability pursuant to any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made from Governmental Authorities pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to the Seller, any Person (including any employer, trade or business, whether or not incorporated) that, together with the Seller, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account holding the Indemnity Escrow Amount pursuant to the Escrow Agreement.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” means the Escrow Agreement of even date herewith, by and among Purchaser, Seller, and the Escrow Agent, pursuant to which the Escrow Agent will hold and disburse the Indemnity Escrow Amount.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Benefit Plans” means all Benefit Plans of Seller as of the Closing Date except for the Transitioning Benefit Plans.

“Excluded Contracts” has the meaning set forth in Annex 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Final Adjusted Purchase Price” means the Adjusted Purchase Price as finally determined pursuant to Section 2.8.

“Final Calculation Statement” has the meaning set forth in Section 2.8(e).

“Finance Lease” means a financing mechanism that meets any one of the following criteria: (i) a written bargain purchase option exists for the asset and it is reasonably expected that the lessee will exercise the option; (ii) transfer of ownership of the leased property from the lessor to the lessee occurs at the end of the lease agreement; (iii) the lease term represents a major component of the economic life that remains within the leased asset; or (iv) the obligations under the lease are otherwise required to be classified and accounted for as a finance lease in accordance with GAAP.

“Financial Statements” has the meaning set forth in Section 5.6(a).

“Fraud” shall mean an actual and intentional common law fraud pursuant to the laws of the State of Delaware in the United States in the making of a representation or warranty contained in ARTICLE IV, ARTICLE V, or ARTICLE VI in this Agreement or any of the Ancillary Documents, as applicable, by a Party hereto or thereto. For the avoidance of doubt, Fraud does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby for, constructive fraud or other claims based on negligence, recklessness, equitable fraud, or similar theories.

“Fundamental Representations and Warranties” means, collectively, the representations and warranties made in Section 4.1 (Authority), Section 4.2 (Enforceability), Section 4.5 (Brokers and Finders), Section 5.1 (Organization and Good Standing), Section 5.2 (Authority), Section 5.3 (Enforceability), Section 5.4 (No Conflict), Section 5.7 (Assets), Section 5.25 (Brokers and Finders), Section 6.2 (Authority), Section 6.3 (Enforceability), and Section 6.5 (Brokers and Finders); and, each of them, individually, is a “Fundamental Representation and Warranty”.

“Funds Flow Statement” means a statement of the flow of funds transmitted in connection with the transactions contemplated by this Agreement and identifying the recipients of such funds as agreed by the Parties.

“GAAP” means Generally Accepted Accounting Principles for financial reporting in the United States of America, as in effect of the relevant date(s) of application thereof.

“General Indemnity Escrow Account” means the escrow account established by the Escrow Agent to hold the General Indemnity Escrow Amount.

“General Indemnity Escrow Amount” means an amount equal to $[***].

“General Representation Claims” has the meaning set forth in Section 9.4(b).

“Governing Documents” means, with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and bylaws; (b) if a general partnership, its partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement or limited liability company agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such entity or relating to the rights, duties and obligations of the equity holders of such entity with respect thereto; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any: (a) federal, state, local, municipal, provincial, national, international or foreign government; (b) political subdivision of any of the foregoing; (c) any agency or instrumentality of any of the foregoing; (d) self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law); and (e) arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, arbitrator, administrative agency or other Governmental Authority.

“Hazardous Activity” means any distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, recycling, or use of any Hazardous Material.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, toxic mold, lead or lead-containing materials, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, 1,4-dioxane and polychlorinated biphenyls.

“Hired Employee Obligations” means all Liabilities as of immediately prior to the Closing, accrued in the Ordinary Course of Business, with respect to the Seller’s employees’ unpaid wages, cash, Benefit Plans (except for Seller’s deferred compensation plan and any profits interest), such as but not limited to accrued paid time off, accrued payroll, accrued sick leave or vacation, accrued bereavement time, accrued floating holidays or other similar accrued paid time off, business expense reimbursements, and related Taxes.

“Holdback” has the meaning set forth in Section 2.5.

“Holdout Landlord” means a landlord of one of the Consent Properties [***].

“Indebtedness” means, with respect to the Seller as of the date of determination, without duplication and excluding intercompany indebtedness, (a) the unpaid principal amount of or other Liabilities, and accrued interest on, all indebtedness for borrowed money, (b) any Liabilities evidenced by any note, bond, debenture or other debt security or similar instrument (including a purchase money obligation, deed of trust or mortgage), (c) Liabilities under any Finance Lease (excluding the effects of ASC 842), (d) Liabilities under or in connection with letters of credit or banker’s acceptances, surety bonds or performance bonds, in each case only to the extent drawn, (e) Liabilities to pay the deferred purchase price of property or services in respect of any prior mergers, acquisitions or other similar corporate transactions (including any earn-outs, purchase price adjustments, or similar obligations), (f) Liabilities (including breakage costs) under interest rate or currency swap transactions/agreements or any hedging programs (valued as if unwound), (g) fixed asset accruals; and (h) all of the Liabilities of the type described in clauses (a) through (g) above that are owed by any other Person (other than by the Seller), to the extent such Liabilities are guaranteed by the Seller. For the avoidance of doubt, “Indebtedness” shall not include any item taken into account in the calculation of Closing Date Working Capital or Transaction Expenses.

“Indemnified Party” means a Seller Indemnified Party or Purchaser Indemnified Party, as applicable.

“Indemnified Person” means any Person entitled to indemnification under this Agreement.

“Indemnifying Person” means any Person required to indemnify another Person under this Agreement.

“Indemnity Basket” means an amount equal to $[***].

“Indemnity Escrow Amount” means the General Indemnity Escrow Amount and the Special Indemnity Escrow Amount.

“Independent Accountants” has the meaning set forth in Section 2.8(e).

“Insurance Policies” has the meaning set forth in Section 5.21.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world:

(a)    issued patents, patentable inventions, and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (collectively, “Patents”);

(b)    trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (collectively, “Trademarks”);

(c)    copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (collectively, “Copyrights”);

(d)    internet domain names and social media accounts or user names (including “handles”), whether or not consisting of, including, or incorporating Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights;

(e)    mask works, and all registrations, applications for registration, and renewals thereof;

(f)    industrial designs (whether or not patentable), and all Patents, patentable inventions, registrations, applications for registration, and renewals thereof;

(g)    trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (collectively, “Trade Secrets”);

(h)    computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”);

(i)    rights of publicity; and

(j)    all other intellectual or industrial property and proprietary rights.

“Intellectual Property Registrations” has the meaning set forth in Section 5.20(a).

“Interim Balance Sheet Date” means February 29, 2024.

“Interim Balance Sheet” has the meaning set forth in Section 5.6(a).

“Interim Financial Statements” has the meaning set forth in Section 5.6(a).

“Internet Rights” has the meaning set forth in Section 5.20(h).

“Inventory” means all goods, merchandise, raw materials, parts, components, supplies, packing and shipping materials, work-in-process and finished Products, including without limitation such inventory as is temporarily out of the Seller’s custody or possession or in transit and including any returned goods.

“Inventory Count” has the meaning set forth in Section 2.8(f).

“Inventory Value” has the meaning set forth in Section 2.8(f).

“Knowledge of the Seller” or “Seller’s Knowledge” or any other similar knowledge qualification of or relating to the Seller, means the actual knowledge of Alan Harvill, Rob Heald, David Mueller, Kevin Kelly, or Carol Brnich, and the knowledge that each such person would reasonably be expected to obtain upon a reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority as in effect on the date hereof.

“Leased Real Property” has the meaning set forth in Section 5.12(b).

“Leases” has the meaning set forth in Section 5.12(b).

“Liability” or “Liabilities” means, with respect to any Person, any and all liabilities, obligations, undertakings or commitments of any nature whatsoever of such Person, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property used by Seller in the Business in which the Seller holds any rights or interests granted by other Persons.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” means all losses, damages, Liabilities, costs and expenses (including reasonable attorneys, accountants, investigators and experts fees, costs and expenses), all amounts reasonably paid in settlement, the costs and expenses of enforcing any right to indemnification hereunder, and the cost of pursuing third parties, including any insurance providers, in each case including all interest, assessments and other charges paid in respect of any of the foregoing; provided, Losses shall exclude indirect, special, incidental, consequential, punitive, lost profits, diminution in value, and damages based on any type of multiple or similar damages (collectively, “Exemplary Damages”). [***]

“made available” means that, at least one day prior to the Closing Date, Seller has posted, or caused to be posted, to the Data Room, or otherwise provided, complete and correct copies of such materials. Purchaser acknowledges that it has been granted access to the Data Room.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to the Business, the Acquired Assets, results of operations, condition (financial or otherwise) or assets of the Seller; or the ability of the Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: general economic or political conditions, conditions generally affecting the industries in which the Seller operates, any changes in financial, securities or commodities markets in general, any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser, any changes in applicable Laws or accounting rules, including the Accounting Principles; (vi) the public announcement, pendency or completion of the transaction contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationship with the Seller or the Business; (vii) any natural or man-made disaster or acts of God or acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (viii) any epidemic, pandemic or disease outbreak; or (ix) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii), (v) and (viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Seller compared to other participants in the industries in which the Seller conducts its businesses.

“Material Contracts” has the meaning set forth in Section 5.19.

“Material Customers” has the meaning set forth in Section 5.22(a).

“Material Suppliers” has the meaning set forth in Section 5.22(b).

“Multiemployer Plan” has the meaning set forth in Section 5.17(a).

“Negative Adjustment Amount” has the meaning set forth in Section 2.9(c).

“Notice” has the meaning set forth in Section 10.2.

“Notice Party” has the meaning set forth in Section 10.2.

“Ordinary Course of Business” means, when used in relation to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Parent” means LSI Industries Inc., an Ohio corporation, and the sole shareholder of Purchaser.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Payoff Letters” has the meaning set forth in Section 2.7(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, accreditations, variances and similar rights obtained, or required to be obtained, from Governmental Authorities or required by any Law.

“Permitted Liens” means (a) those Liens set forth on Schedule 1.1(b); (b) Liens arising by operation of Law for Taxes that are not yet due and payable or being contested in good faith by appropriate proceedings; (c) Liens arising by operation of Law, including Liens arising by virtue of the rights of customers, suppliers and subcontractors in the Ordinary Course of Business under general principles of commercial law; (d) Liens that are matters of record and/or registered against title to any real property and other easements, encroachments or imperfections of title that do not, individually or in the aggregate, materially detract from the value of or otherwise impair the continued ownership, occupancy, use or operation of the assets (including any real property) to which they relate in the Business as conducted immediately prior to the Closing; (e) Liens to secure landlords, lessors, or renters under lease or rental agreements incurred in the Ordinary Course of Business; (f) Liens arising by operation of law in the nature of zoning restrictions; and (g) conditional sales or similar security interests granted in connection with the lease or purchase of equipment or supplies in the Ordinary Course of Business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personally Identifiable Information” has the meaning set forth in Section 5.20(k).

“Position Statement” has the meaning set forth in Section 2.8(e).

“Positive Adjustment Amount” has the meaning set forth in Section 2.9(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Prepaid Obligations” means any liability or obligation of the Seller with respect to (a) any deposits or prepayments received by the Seller prior to the Closing for which services or products are to be rendered or provided by the Business after the Closing, and (b) any deferred revenue, refunds, credits, discounts and/or any other similar amounts payable to or on behalf of any third party.

“Products” means all products developed, manufactured, processed, produced, packed, packaged, labeled, marketed, distributed, stored, sold, or shipped by Seller or in the Business.

“Proposed Final Adjusted Purchase Price” has the meaning set forth in Section 2.8(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” means, collectively the Purchaser, Parent, and their respective Affiliates and their respective Representatives; and each of them individually is a “Purchaser Indemnified Party”.

“Qualified Benefit Plan” has the meaning set forth in Section 5.17(a).

“R&W Insurance Policy” means the Purchaser-side representations and warranties insurance policy to be bound at the Closing by the Purchaser or Parent and issued to the Purchaser or Parent in connection with the Closing, the form of which has been made available to Seller at least two (2) Business Days prior to the Closing Date.

“Related Person” means: when used in respect of any individual, any family member, administrator, heir, executor and beneficiary of such individual and any trust for the benefit of such individual or any of his or her family members; and when used in respect of any other Person, any officer, director, shareholder, member, manager, partner, employee or agent (or Person with similar responsibilities) of such Person.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, vapor intrusion/encroachment, or allowing to escape or migrate into or through the Environment or within any building, structure, facility or fixture of Hazardous Materials in violation of applicable Environmental Laws.

“Representatives” means, with respect to any Person, all of such Person’s past, present and future officers, directors, shareholders, members, managers, employees, agents, attorneys, accountants, advisors and agents.

“Resolution Period” has the meaning set forth in Section 2.8(d).

“Resolved Items” has the meaning set forth in Section 2.8(e).

“Restricted Parties” has the meaning set forth in Section 7.2(a).

“Restricted Period” has the meaning set forth in Section 7.2(a).

“RIDEM” means the Rhode Island Department of Environmental Management.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” means, collectively the Seller, the equityholders of Seller, and each of his, her or its Affiliates and their respective Representatives; and each of them individually is a “Seller Indemnified Party”, provided, however, for the purposes of this definition, the Affiliated Landlord, shall not be considered an Affiliate of Seller or the Majority Members.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Special Indemnity Escrow Account” means the escrow account established by the Escrow Agent to hold the Special Indemnity Escrow Amount.

“Special Indemnity Escrow Amount” means an amount of $[***] to be deposited with the Escrow Agent in the Special Indemnity Escrow Account.

“Special Indemnity Matters” has the meaning set forth in Section 9.1(b)(vi).

“Special Representations and Warranties” means, collectively, the representations and warranties made in [***]; and, each of them, individually, is a “Special Representation and Warranty”

“State Tax Matters” has the meaning set forth on Schedule 9.1(b)(vi).

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Tax Benefit” means the Tax savings attributable to any deduction, expense, loss, credit or refund to the Indemnified Person or its Affiliates, when incurred or received.

“Tax Claim” has the meaning set forth in Section 8.3.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all federal, state, local, foreign or other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other tax, fee, assessment or charge of any kind whatsoever that are imposed by any Governmental Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties that are imposed by any Governmental Authority.

“Territory” means any state, county, or locality in the United States.

“Third-Party Claim” has the meaning set forth in Section 9.5(a).

“Third-Party Claim Notice” has the meaning set forth in Section 9.5(a).

“Third-Party Software” has the meaning set forth in Section 5.20(g).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means, without duplication and as of immediately prior to the Closing, collectively, and to the extent paid by the Purchaser on Seller’s behalf: any and all out-of-pocket fees, costs and expenses (including legal, accounting, consultant, broker, financial adviser, investment banker and finder fees and expenses) incurred by Seller or any Majority Member (or for which Seller or any Majority Member are obligated) in connection with the sale or other disposition of the Acquired Assets and the Business, including the transactions contemplated hereby; any and all change in control payments, retention bonuses, transaction bonuses or other similar payments payable by Seller by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby; the employer’s share of any payroll Taxes resulting from any payments described in the foregoing clause (b) or from the cancellation, exchange or exercise of any options, warrants or other securities issued by the Seller; any out of pocket fees and expenses agreed to by the Seller prior to the Closing in connection with obtaining waivers, consents or approvals of any Persons on behalf of the Seller in connection with the transactions contemplated hereby, which remain unpaid as of the Closing; one-half (½) of the cost required to bind and obtain the R&W Insurance Policy, including all premiums, commissions, underwriting fees, brokerage fees, legal fees (if any) for counsel engaged by the underwriter, surplus lines tax and other Taxes; one-half (½) of any fees, costs, or expenses required to be paid to the Escrow Agent pursuant to the Escrow Agreement; and the costs and expenses associated with obtaining the D&O Tail Policy. For the avoidance of doubt, Transaction Expenses excludes payments due to any Transferred Employee under any Contracts entered into with Purchaser or its Affiliates, and amounts included in the calculation of Closing Date Working Capital.

“Transfer Date” has the meaning set forth in Section 7.8(a).

“Transferred Employee” has the meaning set forth in Section 7.8.

“Transition Services Agreement” has the meaning set forth in Section 3.2(a)(iv).

“Transitioning Benefit Plans” has the meaning set forth in Section 7.8(b).

“Unassigned Contract or Asset” has the meaning set forth in Section 7.9(a).

“Unions” has the meaning set forth in Section 5.18(b).

“Voluntary Disclosure Agreement” means an agreement entered into or executed between a Governmental Authority and Seller, whereby Seller is accepted into the Voluntary Disclosure Process with such Governmental Authority.

“Voluntary Disclosure Process” means any voluntary disclosure or similar or analogous process or procedure, or other process or procedure, designed to address the failure of Seller to properly file sales Tax Returns or pay sales Taxes.

“Voluntary Disclosure Tax Return” means any Tax Return prepared and filed in connection with a Voluntary Disclosure Process.

“Working Capital Deficiency” means the absolute value of the amount by which Closing Date Working Capital is less than Base Working Capital, if at all.

“Working Capital Surplus” means the absolute value of the amount by which Closing Date Working Capital is greater than Base Working Capital, if at all.

“Year-End Balance Sheets” has the meaning set forth in Section 5.6(a).

“Year-End Financial Statements” has the meaning set forth in Section 5.6(a).

Section 1.2    Other Defined Terms.

When used in this Agreement, terms identified below shall have the meanings ascribed to them in the provisions of this Agreement referenced adjacent thereto.

ARTICLE II
ACQUISITION AND SALE

Section 2.1    Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller hereby agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase and acquire the Acquired Assets from Seller, free and clear of all Liens other than Permitted Liens, and the Assumed Liabilities. Notwithstanding the foregoing, the transfer of the Acquired Assets and the assumption of the Assumed Liabilities pursuant to this Agreement shall not include the assumption of any Excluded Liability.

Section 2.2    Excluded Assets. Notwithstanding anything to the contrary in this Agreement or the Ancillary Documents, the Seller is not selling, assigning, transferring or conveying to the Purchaser the assets or properties of the Seller set forth on Annex 2.2, which shall be excluded from the transactions contemplated by this Agreement (collectively, the “Excluded Assets”).

Section 2.3    Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume and agree to pay, perform and discharge (in connection with the Assumed Liabilities and the sale of the Acquired Assets) as and when due the Liabilities of Seller arising out of or relating to the operation of the Business or the use of the Acquired Assets on or after the Closing other than the Excluded Liabilities, including as set forth on Annex 2.3 (collectively, the “Assumed Liabilities”).

Section 2.4    Excluded Liabilities. Purchaser shall not assume and shall not be responsible to pay, perform, assume or discharge any Liability of the Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including without limitation the Excluded Liabilities set forth on Annex 2.4.

Section 2.5    Purchase Price. The aggregate consideration for the Acquired Assets shall be Fifty Million and 00/100 Dollars ($50,000,000.00) (the “Base Purchase Price”), plus (a) the Positive Adjustment Amount, if any, minus (b) Negative Adjustment Amount, if any, plus (c) the assumption of the Assumed Liabilities. The Base Purchase Price shall be paid by Purchaser to Seller consistent with the terms of Section 2.7 and an amount of $[***] of the Base Purchase Price shall be retained by Purchaser (such amount, the “Holdback”) to satisfy certain purchase price adjustments calculated in accordance with Section 2.9. For the avoidance of doubt, the Holdback shall be either (y) retained by Purchaser; or (z) returned to Seller, in whole or in part, pursuant to Section 2.9.

Section 2.6    Reserved.

Section 2.7    Payment of Base Purchase Price and Related Amounts. At the Closing, the Purchaser shall pay, or cause to be paid:

(a)    an amount equal to the Base Purchase Price, minus the Holdback, to the Seller by wire transfer of immediately available funds to an account designated in writing by the Seller, minus;

(b)    the Indebtedness of the Seller for borrowed money, as evidenced by those certain payoff letters, in form and substance reasonably acceptable to Purchaser, which shall set forth (i) the dollar amount required to repay in full the Closing Date Indebtedness of Seller, and (ii) the right upon payment thereof to the termination and release of all Liens relating thereto (the “Payoff Letters”), which are disclosed on Schedule 2.7(b), to the holders thereof as required by the Payoff Letters minus;

(c)    all Transaction Expenses, as evidenced by invoices, in form and substance reasonably acceptable to the Purchaser, set forth on the Funds Flow Statement, to the respective payees thereof as described in the Funds Flow Statement; and, minus,

(d)    the Indemnity Escrow Amount, to the Escrow Agent to be held and disbursed pursuant to the terms of this Agreement and the Escrow Agreement.

Section 2.8    Calculation of Post-Closing Purchase Price Adjustments; Inventory Count.

(a)    Within sixty (60) days after the Closing Date, the Purchaser shall deliver (or cause to be delivered) to the Seller a statement (the “Closing Statement”) setting forth Purchaser’s (i) good faith calculation of the Closing Date Working Capital, and (ii) a calculation of the Adjusted Purchase Price consistent with the Accounting Principles (such calculation of the Adjusted Purchase Price, the “Proposed Final Adjusted Purchase Price”). Purchaser shall deliver appropriate supporting documentation with the Closing Statement and such other papers and documents as reasonably requested by Seller or its Representatives. Further, Seller and its Representatives shall have reasonable access to the personnel involved in the preparation thereof as Seller or its Representatives may reasonably request for purposes of reviewing the Closing Statement, the Closing Date Working Capital, and the calculation of the Adjusted Purchase Price.

(b)    The Seller shall have thirty (30) days from the date the Purchaser delivers (or causes to be delivered) the Closing Statement (such period, the “Dispute Period”) to notify the Purchaser, in writing (email being sufficient in accordance with Section 10.2), as to whether the Seller agrees or disagrees in good faith with the Closing Statement and/or the calculation of the Proposed Final Adjusted Purchase Price (such written notice, the “Dispute Notice”); provided, however, (i) such Dispute Notice shall set forth, in reasonable detail, the basis for Seller’s delivery of any Dispute Notice, including the specific items or calculations Seller disputes; and (ii) in the event Purchaser does not provide any papers or documents or access reasonably requested by Seller within ten (10) Business Days of request therefor (or such shorter period as may remain in the Dispute Period), the Dispute Period shall be extended by one (1) day for each additional day required for Purchaser to fully respond to such request.

(c)    If the Seller either (i) notifies the Purchaser that it agrees with the Purchaser’s calculation of the Proposed Final Adjusted Purchase Price, or (ii) does not deliver a Dispute Notice to the Purchaser prior to the expiration of the Dispute Period: (y) the Purchaser’s determination of the Closing Date Working Capital and the Adjusted Purchase Price shall be deemed to be final and correct and shall be binding upon each of the Parties hereto; and (z) the Proposed Final Adjusted Purchase Price shall become the Final Adjusted Purchase Price.

(d)    If the Seller delivers a Dispute Notice to the Purchaser during the Dispute Period, the Seller and the Purchaser shall, for a period of thirty (30) days from the date the Dispute Notice is delivered to the Purchaser (such period, the “Resolution Period”), use commercially reasonable efforts to amicably resolve the items in dispute. Any items so resolved by the Parties shall be deemed to be final and correct as so resolved and shall be binding upon each of the Parties hereto. In the event the Purchaser and the Seller are able to resolve all of the items in dispute, the calculation of the Adjusted Purchase Price as so agreed in writing by the Purchaser and the Seller shall become the Final Adjusted Purchase Price.

(e)    If the Seller and the Purchaser are unable to resolve all of the items in dispute during the Resolution Period (the items that have been resolved by written agreement of the Purchaser and the Seller, if any, the “Resolved Items” and the items that have not been so resolved, the “Disputed Items”), then either the Purchaser (on the one hand) or the Seller (on the other hand) may refer the Disputed Items to a nationally recognized independent accounting firm that has not represented the Purchaser, Seller or any of their respective Affiliates (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Items in accordance with this Agreement. Such referral shall be made in writing to the Independent Accountants, copies of which shall concurrently be delivered to the non-referring Party hereto. The referring Party shall furnish the Independent Accountants, at the time of such referral, with the Closing Statement, the Dispute Notice and the Parties’ written agreements concerning all Resolved Items, if any. The Parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the Disputed Items. The Parties hereto shall also, within ten (10) days of the date the items in dispute are referred to the Independent Accountants, provide the Independent Accountants with a written statement (a “Position Statement”) describing in reasonable detail their respective positions on the Disputed Items (copies of which will concurrently be delivered to the other Parties hereto). If any Party fails to timely deliver its Position Statement to the Independent Accountants, the Independent Accountants shall resolve the Disputed Items solely upon the basis of the information otherwise provided to them, which shall include the terms within this Agreement and the Accounting Principles. The Independent Accountants shall resolve all Disputed Items, without regard to materiality, in a written determination (the “Final Calculation Statement”) to be delivered to the Purchaser and the Seller within forty-five (45) days after such matter is referred to them; provided, however, that any delay in delivering the Final Calculation Statement shall not invalidate the Independent Accountants’ determination of the Disputed Items or deprive the Independent Accountants of jurisdiction to resolve the Disputed Items. In no event shall the Independent Accountants assign a value to any Disputed Item that is greater than the highest or less than the lowest calculation thereof proposed by the Purchaser and the Seller. The decision of the Independent Accountants as to the Disputed Items shall be final and binding upon the Parties hereto and shall not be subject to judicial or any other review. The Final Calculation Statement shall include a calculation of the Adjusted Purchase Price taking into account all Resolved Items and the Independent Accountants’ determination of all Disputed Items and such calculation of the Independent Accountants shall be final and binding on the Parties hereto and shall become the Final Adjusted Purchase Price. The Closing Date Working Capital shall be finally determined, if applicable, to take into account all Resolved Items and the final determination of all Disputed Items by the Independent Accountants. All fees and expenses of the Independent Accountants shall be paid by the Seller, on the one hand, and by the Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller or the Purchaser, respectively, bears to the aggregate amount actually contested by the parties hereto.

(f)    Prior to Closing, Seller, in accordance with the Accounting Principles and mutually agreed upon procedures, subject to the reasonable supervision of Purchaser, shall conduct a physical count of the Inventory of Seller (the “Inventory Count”) to determine the aggregate Inventory value of the Inventory as of the Closing (the “Inventory Value”). A list of such Inventory, including the location thereof and the Inventory Value shall be acknowledged in writing by the Seller and Purchaser at the Closing, and, notwithstanding anything to the contrary herein, shall be included in the calculation of Closing Date Working Capital and final and binding on the Parties.

Section 2.9    Payment of Post-Closing Purchase Price Adjustment by the Purchaser. Within three (3) Business Days after the final determination of the Final Adjusted Purchase Price:

(a)    if the Closing Date Working Capital is greater than the Base Working Capital (the “Positive Adjustment Amount”), the Purchaser shall pay, or cause to be paid, both the Holdback and the Positive Adjustment Amount to the Seller by wire transfer of immediately available funds to an account designated in writing by the Seller;

(b)    if the Closing Date Working Capital is equal to the Base Working Capital, the Purchaser shall pay the Holdback to the Seller by wire transfer of immediately available funds to an account designated in writing by the Seller; or

(c)    if the Closing Date Working Capital is less than the Base Working Capital (the “Negative Adjustment Amount”), the Purchaser shall retain the Negative Adjustment Amount from the Holdback, and pay the remaining portion of the Holdback, if any, to the Seller by wire transfer of immediately available funds to an account designated in writing by the Seller. If the Negative Adjustment Amount is greater than the Holdback, then the Purchaser shall retain the Holdback and the Seller shall pay, or cause to be paid, the remaining portion of the Negative Adjustment Amount to the Purchaser by wire transfer of immediately available funds to an account designated in writing by the Purchaser.

Any payments made pursuant to this Section 2.9 above shall be treated as an adjustment to the Base Purchase Price by the Parties for Tax purposes, unless otherwise required by applicable Law.

Section 2.10    Withholding Tax. With respect to any payments contemplated by this Agreement, Purchaser, Seller and their respective Affiliates shall be entitled to deduct and withhold from such payments all Taxes that are required to be deducted and withheld therefrom under the provisions of applicable Tax Law; provided, however, except with respect to any compensatory payments, the withholding party shall give reasonable notice in advance of any such deduction or withholding and provide a reasonable opportunity for other party(ies), as applicable to produce any applicable documentation which may reduce or eliminate such amount required to be withheld. To the extent such amounts are timely remitted to the relevant Governmental Authority, such withheld amounts shall be treated as delivered to the Person in respect of whom such withholding or deduction hereunder was made.

Section 2.11    Allocation of Purchase Price

(a)    The Base Purchase Price (plus the Assumed Liabilities and any other consideration payable pursuant to this Agreement, to the extent properly attributable to the Acquired Assets and properly taken into account under the Code) shall be allocated among the respective Acquired Assets (including the restrictive covenants set forth in Section 7.2) in accordance with the methodology in Exhibit B which is consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). The Allocation shall be prepared by Purchaser and delivered to Seller as promptly as reasonably practicable, and in any event no later than the delivery of the Closing Statement.

(b)    The Seller shall have thirty (30) days from the date the Purchaser delivers the Allocation (the “Allocation Dispute Period”) to notify the Purchaser, in writing (email being sufficient in accordance with Section 10.2), as to whether the Seller agrees or disagrees in good faith with the Allocation (the “Allocation Notice”). If the Seller delivers an Allocation Notice to the Purchaser during the Allocation Dispute Period, then such dispute shall be resolved pursuant to Section 2.8(d) and Section 2.8(e) as if the Allocation Notice was a Dispute Notice provided to Purchaser within the Dispute Period.

(c)    The Seller, the Purchaser, and each of their respective Affiliates shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) consistent in all respects with such allocation methodology. The Parties hereby covenant and agree that they will not take a position on any Tax Return before any Governmental Authority charged with the collection of any Taxes or in any Action that is in any way inconsistent with such methodology unless required to do so by applicable Law.

Each Party acknowledges that it is relying solely on its own tax advisors in connection with this Agreement. None of the Parties shall take any position for income Tax purposes that is inconsistent with the treatment of the Acquired Assets as set forth in this Section 2.11 unless otherwise required by applicable Law.

ARTICLE III
CLOSING MATTERS

Section 3.1    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby shall take place at a closing (the “Closing”) held remotely via electronic exchange of documents and signatures in PDF format or by facsimile with originals, as of the Effective Time (as defined herein) on the Closing Date, or at such other time, date, or place as Seller and Purchaser may mutually agree upon in writing. The date on which Closing occurs shall be referred to herein as, the “Closing Date”. The Closing shall be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”). The deliveries described in Section 3.2, below, shall be mutually interdependent and shall be deemed to have occurred simultaneously. Notwithstanding anything to the contrary contained herein, but subject to any waivers, no such delivery shall become effective or shall be deemed to have occurred until all of the other deliveries set forth in Section 3.2 shall have occurred.

Section 3.2    Closing Deliveries.

(a)    At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(i)    a certificate, dated as of the Closing Date and effective as of the Closing, executed and delivered by the Secretary (or other officer exercising similar authority) of the Seller, in form and substance reasonably satisfactory to Purchaser, certifying: (A) copies of the resolutions of the board of managers (or by any Person or group of Persons exercising similar authority) of the Seller and the holders of the requisite amount of the equity interests of the Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby; and (B) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing, and are all of the resolutions adopted by the Seller in connection with the transactions contemplated hereby;

(ii)    a bill of sale (the “Bill of Sale”), in form and substance reasonably satisfactory to Purchaser, transferring the tangible personal property included in the Acquired Assets to Purchaser, duly executed by the Seller;

(iii)    an assignment and assumption agreement, in form and substance reasonably satisfactory to Purchaser, effecting the assignment to and assumption by Purchaser of the Acquired Assets and the Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by the Seller;

(iv)    a transition services agreement, in form and substance reasonably satisfactory to Purchaser, pursuant to which Seller shall provide certain transition services to Purchaser in exchange for certain payments therefor following the Closing (the “Transition Services Agreement”), upon the terms and conditions set forth therein, duly executed by the Seller;

(v)    restrictive covenant agreements, by and between Purchaser and each of Randy Zahn and Sean Morris (each, a “Remaining Member”), in form and substance reasonably satisfactory to Purchaser, duly executed by such Remaining Member;

(vi)    with respect to each Lease with the Affiliated Landlord, an Assignment and Assumption of Lease, in form and substance reasonably satisfactory to Purchaser (each, an “Assignment and Assumption of Lease”), duly executed by Seller and Affiliated Landlord;

(vii)    employment agreements, by and between Purchaser and certain key management employees of Seller, each duly executed by each of Alan Harvill, Rob Heald, David Mueller, Kevin Kelly, and Carol Brnich (collectively, the “Employment Agreements”);

(viii)    a certificate of existence, good standing or reasonably similar equivalent for the Seller from the Secretary of State of Florida, and each other jurisdiction in which Seller is registered as a foreign entity, dated within five (5) days prior to the Closing Date;

(ix)    the Escrow Agreement, duly executed by Seller;

(x)    the consents to the Contracts set forth on Schedule 3.2(a)(x);

(xi)    an IRS Form W-9 completed by the Seller;

(xii)    the Funds Flow Statement;

(xiii)    a Certificate of Compliance from the Florida Department of Revenue certifying that Seller has no outstanding Tax Liabilities as of the Closing Date;

(xiv)    a request for Tax Clearance Certificate to be submitted to the Georgia Department of Revenue, duly executed by Seller;

(xv)    a Notice of Transaction to the Tax Administrator of the State of Rhode Island, previously submitted, and duly executed, by Seller; and

(xvi)    such other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transaction contemplated by this Agreement.

(b)    At the Closing, the Purchaser shall deliver to Seller:

(i)    the payments required by Section 2.7;

(ii)    a certificate, dated as of the Closing Date and effective as of the Closing, executed and delivered by the Secretary (or other officer exercising similar authority) of the Purchaser, in form and substance reasonably satisfactory to Seller, certifying: (A) copies of the resolutions of the board of directors (or by any Person or group of Persons exercising similar authority) of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby; and (B) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing, and are all of the resolutions adopted by the Purchaser in connection with the transactions contemplated hereby;

(iii)    counterparts to each of the deliveries set forth in Section 3.2(a) above, to which the Purchaser is a party, duly executed by the Purchaser;

(iv)    such other documents or instruments as the Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE MAJORITY MEMBERS

Each Majority Member, severally and not jointly, represents and warrants to the Purchaser that the statements set forth in this ARTICLE IV are true and correct as of the Closing.

Section 4.1    Authority. Such Majority Member, if an individual, is of sound mind and has full power and authority to execute and deliver this Agreement, and each Ancillary Document to which such Majority Member is a party, and to perform his or her obligations hereunder and thereunder. Such Majority Member, if a corporation, has all necessary corporate power and authority to execute and deliver this Agreement, and each Ancillary Document to which such Majority Member is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, and each Ancillary Document to which such Majority Member is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, corporate or otherwise, on the part of such Majority Member.

Section 4.2    Enforceability. This Agreement has been duly and validly executed and delivered by such Majority Member and constitutes (and each Ancillary Document to which such Majority Member is a party, when executed and delivered will constitute) a valid and legally binding obligation of such Majority Member, enforceable against such Majority Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3    No Conflict. Such Majority Member’s execution, delivery and performance of this Agreement, and each Ancillary Document to which he, she, or it is a party and consummation of the transactions contemplated hereby and thereby do not (a) give any Governmental Authority the right to challenge the transactions contemplated hereby; or (b) require such Majority Member to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person, which has not been obtained or made.

Section 4.4    Ownership of Equity Interests. Such Majority Member owns (legally, beneficially, and of record) the membership interests described as being owned by him, her, or it on Schedule 5.5(a), free and clear of any and all Liens (other than Liens imposed by applicable securities Laws and the Seller’s Governing Documents).

Section 4.5    Brokers. Except as set forth on Schedule 4.5, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Majority Member.

ARTICLE V
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

The Seller represents and warrants to the Purchaser that the statements set forth in this ARTICLE V are true and correct as of the Closing.

Section 5.1    Organization and Good Standing.

(a)    Except as set forth on Schedule 5.1(a)(i), the Seller (i) is, and since the date of its formation has been, a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida, and (ii) has all requisite power and authority to own, lease and operate its assets, properties and Business and to carry on its Business as now being conducted.

(b)    Schedule 5.1(b)(i) lists each state or other jurisdiction in which the Seller is qualified to conduct business as a foreign entity. Except as set forth on Schedule 5.1(b)(ii), the Seller is duly qualified to do business as a foreign entity and is in good standing under the Laws of each state or other jurisdiction which, in order to conduct the Business or use of the Acquired Assets as currently conducted, requires such qualification.

Section 5.2    Authority. The Seller has all necessary power and authority to execute and deliver this Agreement, and each Ancillary Document to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, and each Ancillary Document to which the Seller is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller.

Section 5.3    Enforceability. This Agreement has been duly and validly executed and delivered by the Seller and constitutes (and each Ancillary Document to which it is a party, when executed and delivered will constitute, in each case assuming the due and valid authorization, execution and delivery of this Agreement and each such Ancillary Document by each other party hereto and thereto) a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.4    No Conflict. Except as set forth on Schedule 5.4, the Seller’s execution, delivery and performance of this Agreement, and each Ancillary Document to which it is a party and consummation by Seller of the transactions contemplated hereby and thereby do not (a) conflict with or result in a breach of any of the provisions of the Seller’s Governing Documents; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Acquired Assets; (c) contravene, conflict with, or result in a violation of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or materially and adversely modify any material Company Permit; or (d) result in a breach of, constitute a default under or give rise to a right of termination or acceleration under any Material Contract to which Seller is a party.

Section 5.5    Capitalization Matters.

(a)    The membership interests of the Seller of record are set forth on Schedule 5.5(a) and, collectively, the membership interests set forth on Schedule 5.5(a) represent all of the issued and outstanding membership interests of the Seller.

(b)    The Seller has no subsidiaries and, except as set forth on Schedule 5.5(b), there are no other corporations, partnerships, joint ventures, associations or other entities related to the Business in which the Seller or, to the Knowledge of the Seller, any equityholder of Seller, owns, of record or beneficially, any direct or indirect equity interests or other interest or any right (contingent or otherwise) to acquire the same. The Seller is not a participant in any joint venture or similar arrangement.

(c)    No Person has any right or privilege, whether in the form of a written or oral agreement, Contract, option, warrant or otherwise, for the purchase, redemption or acquisition of any of the membership interests (including unissued membership interests) of the Seller or any interests convertible into or exercisable or exchangeable for membership interests of the Seller. No Person, other than the Purchaser pursuant to this Agreement, has any right or privilege, whether in the form of a written or oral agreement, Contract, option, warrant or otherwise, for the purchase, redemption or acquisition of any of the Seller’s assets (other than in connection with the sale of Inventory or other assets in the Ordinary Course of Business).

Section 5.6    Financial Statements.

(a)    Attached to Schedule 5.6(a) are true, accurate and complete copies of: (i) the consolidated audited balance sheets of the Seller and EMI Investments, LLC, as of December 31, 2021, and December 31, 2022 and the consolidated audited balance sheet of the Seller and EMI Investments, LLC, as of December 31, 2023 (the “Year-End Balance Sheets”), and the related consolidated statement of income, members’ equity, and cash flow for the fiscal years then ended (together with the Year-End Balance Sheets, the “Year-End Financial Statements”); and (ii) the unaudited balance sheet of the Seller as of the Interim Balance Sheet Date (the “Interim Balance Sheet”), and the related unaudited statement of income for the two (2) months then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”) (the Year-End Financial Statements and the Interim Financial Statements, collectively, the “Financial Statements”).

(b)    The Financial Statements have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements and unaudited Year-End Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the audited Year-End Financial Statements with respect to Seller). The Financial Statements are based on the books and records of the Seller and, as applicable, its Affiliate, and fairly present in all material respects the financial condition of the Seller and, as applicable, its Affiliate as of the respective dates they were prepared and the results of the operations of the Seller and, as applicable, its Affiliate for the periods indicated. Except as set forth on Schedule 5.6(b), the Seller maintains a standard system of accounting established and administered in accordance with the Accounting Principles. All books, records and accounts relating to the ownership and operation of the Business are located at the facilities to which such books, records or accounts primarily relate, have been maintained substantially in accordance with applicable Laws, comprise all of the books, records and accounts relating to the ownership and operation of the Business and will not be removed from possession of the Seller prior to or at the Closing.

(c)    All reserves for the collection of accounts receivable of the Seller shown on the Year-End Balance Sheets, the Interim Balance Sheet, the accounting records of the Seller as of the Closing Date were or shall be, as appropriate, calculated in accordance with the Accounting Principles. Schedule 5.6(c) contains a true, correct and complete list of all of the Seller’s accounts and notes receivable outstanding as of the Closing (collectively, the “Accounts Receivable”). The Accounts Receivable of the Seller and all accounts receivable reflected in the Closing Date Working Capital as finally determined: (i) arose from bona fide sales actually made or services actually performed in the Ordinary Course of Business, (ii) are legal, valid and binding obligations of the respective debtors and enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law), (iii) are not the subject of any Action brought by or on behalf of the Seller and (iv) do not represent obligations which are conditional on an occurrence or event, or the absence of an occurrence or event.

(d)    Schedule 5.6(d) contains a true, correct and complete list of the Seller’s accounts payable outstanding as of the Closing that are Assumed Liabilities, separately identifying each invoice with respect thereto, and with respect to each such invoice, the payee, the date of the invoice and the invoice number. The accounts payable and accruals of the Seller arose from bona fide arm’s-length transactions in the Ordinary Course of Business.

Section 5.7    Title to Assets.

(a)    Except as set forth on Schedule 5.7, the Seller has good and valid title to or a valid leasehold or license interest, as applicable, in all of the Acquired Assets, free and clear of any and all Liens other than Permitted Liens.

(b)    The Acquired Assets are in good operating condition and repair (ordinary wear and tear excepted) and are free from patent and latent defect. None of the Acquired Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Acquired Assets (for the avoidance of doubt, including Benefit Plans and other assets addressed by the Transition Services Agreement) are sufficient, and comprise all the assets and properties required, for the continued conduct of the Business in substantially the same manner as conducted prior to the Closing. Except for the Excluded Assets, there are no material assets or properties required for the operation of the Business as currently conducted by the Seller and owned by any Person other than the Seller that will not be leased or licensed to the Purchaser under valid, current leases or license arrangements as explicitly set forth herein, including but not limited to the Transition Services Agreement.

Section 5.8    Inventory. Except as disclosed on Schedule 5.8, the Seller owns its Inventory, free and clear of all Liens, except Permitted Liens. Except as disclosed on Schedule 5.8, none of the Inventory of the Seller is covered by any financing statements except those filed in connection with Permitted Liens. Except as disclosed on Schedule 5.8, none of such Inventory is subject to any consignment, bailment, warehousing or similar arrangement. Except as disclosed on Schedule 5.8, all of the Inventory (including without limitation finished goods, work-in-progress and raw materials) included in the Acquired Assets consists of a quality usable or salable in the Ordinary Course of Business.

Section 5.9    No Undisclosed Liabilities. The Seller has no material Liabilities or obligations (in each case, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions prior to the Closing Date, except for Liabilities: (a) reflected in the Year End Balance Sheets or the Interim Financial Statements; or (b) incurred in the Ordinary Course of Business since the respective dates thereof (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit) other than those (i) which are Excluded Liabilities or (ii) fully reserved against or fully reflected in the Financial Statements for the year ended December 31, 2023 (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

Section 5.10    Absence of Changes. Since December 31, 2023, except as set forth on Schedule 5.10, (x) the Seller has operated the Business in the Ordinary Course of Business and (y) there has not been, with respect to the Seller, the Business or the Acquired Assets (as applicable), any:

(a)    event, occurrence or development that has had, individually or in the aggregate, a Material Adverse Effect;

(b)    issuance, sale or other disposition of any of its membership interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its membership interests;

(c)    declaration or payment of any dividends or distributions on or in respect of any of its membership interests or redemption, purchase or acquisition of its membership interests other than in the Ordinary Course of Business;

(d)    material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(e)    incurrence, assumption or guarantee of any Indebtedness in an aggregate amount exceeding $[***], except unsecured current Liabilities incurred in the Ordinary Course of Business;

(f)    transfer, assignment, sale or other disposition of any of its assets in an aggregate amount exceeding $[***] outside of the Ordinary Course of Business;

(g)    acceleration, termination, material modification to or cancellation of any Material Contract;

(h)    any capital expenditures in an aggregate amount exceeding $[***];

(i)    imposition of any Lien upon any of the Acquired Assets, except for Permitted Liens;

(j)    outside the Ordinary Course of Business, grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law;

(k)    outside the Ordinary Course of Business, adoption, material modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, or (ii) Benefit Plan;

(l)    any loan to (or forgiveness of any loan to), or, outside the Ordinary Course of Business, entry into any other transaction with, any of its direct or indirect equity holders, directors, officers or employees;

(m)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(n)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $[***], individually (in the case of a lease, per annum) or $[***] in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except in the Ordinary Course of Business;

(o)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock, or interests of, or by any other manner, any business or any Person or any division thereof;

(p)    action to make, change, or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, or omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability of any Tax asset of the Purchaser or the Acquired Assets in respect of any Post-Closing Tax Period; or

(q)    any Contract or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.11    Tax Matters.

(a)    Payment of Taxes. Except as set forth on Schedule 5.11(a), the Seller has paid all Taxes due and payable (whether or not shown or required to be shown on any Tax Return) as of the date said Taxes became due and payable, whether in connection with the filing of any Tax Return, pursuant to any assessment, or otherwise.

(b)    Withholdings. The Seller has duly withheld, deducted and collected and, to the extent required, paid to the proper Governmental Authority or other Person, all Taxes that the Seller is or was required by Law to withhold, deduct or collect. Except as set forth on Schedule 5.11(b), the Seller has complied with all information reporting and backup withholding provisions of applicable Law concerning Taxes.

(c)    Tax Returns. Except as set forth on Schedule 5.11(c), the Seller has filed or caused to be filed on a timely basis (giving effect to extensions) all Tax Returns and all reports with respect to Taxes that are or were required to be filed by it pursuant to applicable Law. All such filed Tax Returns and reports are true, correct and complete in all material respects. Except as set forth on Schedule 5.11(d), no written claim has ever been made by any Governmental Authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Business, the Acquired Assets, or the employees of the Seller. The Seller has made available copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Seller for all Tax periods ending after January 1, 2017.

(d)    Examinations and Audits. Except as set forth on Schedule 5.11(d), no Tax audits or similar proceedings are pending or, to the Seller’s Knowledge, threatened in writing with regards to the Business, the Acquired Assets, the employees of the Seller, or the filing or non-filing of any Tax Returns by the Seller. Schedule 5.11(d) lists: (i) the taxable years of the Seller for which examinations or audits by taxing authorities have been completed; and (ii) the taxable years of the Seller for which examinations or audits by taxing authorities are presently being conducted.

Except as set forth on Schedule 5.11(d), to the Knowledge of the Seller, no deficiencies have been, or are expected to be, asserted with respect to any examination or audit listed on Schedule 5.11(d). Except as set forth on Schedule 5.11(d), to the Knowledge of the Seller, no Governmental Authority is likely to assess any additional Taxes for any period for which Tax Returns of the Seller have been filed. The Seller has not given or been requested to give waivers or extensions of any statute of limitations relating to the payment or assessment of Taxes. Except as set forth on Schedule 5.11(d), all deficiencies asserted, or assessments made, against the Seller as a result of any examination by any Governmental Authority have been fully paid.

(e)    Tax Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of the Acquired Assets nor, to the Seller’s Knowledge, is any taxing authority in the process of imposing any Liens for Taxes on any of the Acquired Assets.

(f)    Tax Agreements. Other than Contracts entered into in the Ordinary Course of Business, the principal purpose of which is unrelated to Taxes, the Seller is not a party to or bound by any Contract which relates to Tax sharing, Tax allocation, Tax indemnity or similar Contract with respect to Taxes. The Seller is not a party to or bound by any closing agreement or offer in compromise with any taxing authority.

(g)    Consolidated Group. The Seller (i) has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign Law), or (ii) has no Liability for Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor by Contract or otherwise.

(h)    Employee Payments. The Seller has not made any payments, is not obligated to make any payments, nor is a party to any agreement that, under certain circumstances, could obligate it to make any payments that will not be deductible under Code Section 280G to the extent Code Section 280G is applicable. The Seller has no indemnity or gross-up obligation for any Taxes that may be imposed under Code Section 4999.

(i)    State Documentation. Seller has maintained adequate records and documentation with respect to customer exemptions from any applicable Taxes related to the Business.

(j)    Seller Tax Status. The Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Seller is not, nor has ever been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(k)    Reportable Transactions. The Seller is not, nor has been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(l)    Foreign Jurisdictions. Schedule 5.11(l) lists all jurisdictions outside the United States in which the Seller is subject to Tax, is engaged in business or has a permanent establishment.

(m)    COVID-19 Tax Matters. Except as set forth on Schedule 5.11(m), Seller has not deferred any payroll Taxes pursuant to the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended, or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 pandemic that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of Seller to any Governmental Authority.

Section 5.12    Real Property Matters.

(a)    Owned Real Property. The Seller does not own and, since 2010, has not owned, any real property.

(b)    Leased Real Property. Schedule 5.12(b) describes all tracts and parcels of land and other real property leased, subleased or licensed to the Seller, or that the Seller otherwise uses, operates or occupies and which is not owned by the Seller (the “Leased Real Property”), and includes a description of the lease or sublease for such real property, including but not limited to the Leases, including (i) the identity of the lessor, (ii) the identity of the lessee, and (iii) the term of the lease or sublease (the “Leases”). Complete copies of all the Leases have been made available to Purchaser. None of the Leased Real Property is subleased or licensed by the Seller to any other party. With respect to the Leases: (x) the Seller is not currently in breach of any Lease pertaining to any Leased Real Property in any material respect; and (y) to Seller’s Knowledge, no other party is in breach of the same in any material respect.

(c)    Condition of Real Property. With respect to the Leased Real Property disclosed or required to be disclosed on Schedule 5.12(b): (i) Seller has received no notice regarding a present violation of applicable zoning Laws; (ii) Seller has received no notice stating that any buildings, structures, fixtures and other improvements thereon are in violation of any applicable Laws, including those pertaining to zoning, building and the disabled; (iii) to Seller’s Knowledge, such real property abuts on and has direct or indirect vehicular access to a public road and is supplied with public or quasi-public utilities and other services appropriate for the Business located thereon; (iv) Seller has received no notice of any existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of the Leased Real Property; and (v) there is no pending or threatened proceeding related to Seller’s use or occupancy thereof of the Leased Real Property or the conduct of its operations thereon, and Seller has not received any notice thereof.

Section 5.13    Compliance with Laws.  Except as disclosed on Schedule 5.13, the Seller is, and for the past five (5) years has been, in compliance in all material respects with all Laws that are applicable to it or to the conduct or operation of the Business or the Acquired Assets. Except as disclosed on Schedule 5.13, the Seller has not received written notice from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Law by or with respect to the Seller, the Business or the Acquired Assets.

Section 5.14    Licenses, Authorizations and Permits. Schedule 5.14 contains a complete and accurate list of each material Permit that is held by the Seller (the “Company Permits”). Each Company Permit is valid and in full force and effect. The Company Permits collectively constitute all of the material Permits necessary to conduct and operate the Business in the manner currently conducted and the Acquired Assets in the way currently owned or used.

Section 5.15    Legal and Other Proceedings. Except as set forth on Schedule 5.15, there is no, and for the past five (5) years has not been any, pending Action that has been commenced by or against the Seller or that otherwise relates to or affecting the Business or any of the Acquired Assets. To the Knowledge of the Seller, no such Action has been threatened. Neither the Seller, the Business, nor any of the Acquired Assets is subject to or bound by any Governmental Order.

Section 5.16    Environmental Matters.

(a)    Compliance with Environmental Laws. Except as set forth on Schedule 5.16(a), (i) the operations of the Seller with respect to the Business and the Acquired Assets have for the last five (5) years been, and are currently, in compliance with Environmental Laws; (ii) the Seller is not now and has not in the last five (5) years been in violation of any Environmental Laws; and (iii) the Seller has no material Liability under any Environmental Law. Seller has not retained or assumed any Liabilities or obligations of third parties under Environmental Law by Contract or, to Seller’s Knowledge, by operation of Law.

(b)    Environmental Actions, Claims and Notices. Except as set forth on Schedule 5.16(b), the Seller is not now and for the past five (5) years has not been a party to any Action relating in any way to the Environment, Environmental Laws, or Hazardous Materials. Except as set forth on Schedule 5.16(b), in the past five (5) years, the Seller has not received from any Person any: [***], which, in either case, remains pending or unresolved, or is the source of ongoing or future Liabilities or requirements.

(c)    Environmental Permits. The Seller has obtained and currently maintains the Environmental Permits listed on Schedule 5.16(c) (collectively, the “Company Environmental Permits”). The Company Environmental Permits: (i) constitute all the Environmental Permits necessary for the ownership, lease, operation and use of the Business and the Acquired Assets as currently conducted; and (ii) are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with their respective terms and all applicable Environmental Laws. The Seller is now, and for the past five (5) years has been, in compliance with all the Company Environmental Permits. The Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Acquired Assets. Prior to Closing, Seller will cooperate with the transfer or assignment of any Company Environmental Permits, and the Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any written Environmental Notice or communication regarding any material adverse change in the status or terms and conditions of the same.

(d)    Hazardous Materials. Except for the Hazardous Materials set forth on the safety data sheets made available to Purchaser in the Data Room, which are used in the Ordinary Course of Business, there are no Hazardous Materials present on the Environment of any real property currently or in the past five (5) years owned, operated or leased by the Seller (all such real property, “Company Property”), and any such Hazardous Materials are, and for the past five (5) years have been, maintained in compliance with applicable Environmental Laws. There is and has been no Release or threatened Release of Hazardous Materials: (i) from, at, on or under any Company Property or any other location where any Hazardous Materials were generated, manufactured, refined, recycled, recovered, reclaimed, handled, possessed, transferred, produced, imported, used or processed by the Seller, or, to the Knowledge of the Seller, any geologically or hydrologically connected real property; or (ii) creating, or that could reasonably be expected to create, any Liability for the Seller. Schedule 5.16(d) lists: (A) all active or abandoned current or, to the Seller’s Knowledge, former aboveground or underground storage tanks owned, used or operated by the Seller; and (B) all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used at any time within the last five (5) years by the Seller and/or any predecessors in connection with the Business or the Acquired Assets as to which Seller may retain Liability, and, to Seller’s Knowledge, none of these facilities or locations have been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and, Seller has not received any written Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller. To the Seller’s Knowledge, there is no condition, event or circumstance concerning the Release or regulation of Hazardous Materials that could reasonably be expected, after the Closing Date, to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Acquired Assets as currently conducted.

(e)    Conduct of Hazardous Activities. Seller has not permitted or conducted any Hazardous Activity at or from any Company Property or any other property or asset in which the Seller has or, in the past five years, had an interest, except in compliance with applicable Environmental Laws.

(f)    Company Property. No Company Property or any of the facilities or locations identified on Schedule 5.16(d)(ii)(B) above is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list. No Company Property contains any wetlands, as defined in the Clean Water Act and the regulations promulgated thereunder, or similar Laws, or other especially sensitive or protected areas or species of flora or fauna.

(g)    Environmental Reports. The Seller has made available and listed on Schedule 5.16(g): (i) all written environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar environmental documents with respect to the Business, Acquired Assets, and/or all Company Property that are in the possession or control of the Seller; (ii) all Company Environmental Permits; (iii) all written Environmental Notices and Environmental Claims in the possession or control of the Seller; and (iv) all documents concerning planned or anticipated capital expenditures by the Seller to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with or reduce potential Liabilities under current Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

Section 5.17    Employee Benefit Matters.

(a)    Benefit Plans. Schedule 5.17(a) lists each Benefit Plan of Seller. Schedule 5.17(a) separately identifies each such Benefit Plan: (i) that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Benefit Plan”); (ii) that is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”); (iii) that is a “defined benefit plan” within the meaning of Section 3(35) of ERISA; (iv) that is a “multiple employer plan” within the meaning of Section 413(c) of the Code; (v) that is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (vi) that contains a change in control provision; (vii) that provides benefits, including death or medical benefits (whether or not insured), to current or former employees, directors, officers, or independent contractors of the Seller beyond their retirement or other termination of service other than as required under Sections 601 to 608 of ERISA or other applicable Law; and (viii) that is maintained, sponsored, contributed to, or required to be contributed to by the Seller primarily for the benefit of employees outside of the United States.

(b)    Benefit Plan Documents. With respect to each Benefit Plan set forth on Schedule 5.17(a), the Seller has made available true, accurate, current and complete copies of the following, as applicable: (i) the plan document, together with all amendments; (ii) where a Benefit Plan has not been reduced to writing, a written summary of all material terms of the plan; (iii) copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and Contracts, annuity Contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks, summaries of benefits and coverage, COBRA communications, and any other material written communications (or a description of any oral communications); (v) in the case of any Qualified Benefit Plan, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, copies of the three (3) most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations, statements, and reports related to any Benefit Plans with respect to the three (3) most recently completed plan years; (viii) the results of any nondiscrimination, coverage, top-heavy and other tests performed under the Code for the three most recently completed plan years; (ix) fidelity bond and fiduciary liability insurance policies; and (x) copies of notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, or Pension Benefit Guaranty Corporation, or other Governmental Authority relating to the Benefit Plan.

(c)    Administration of Benefit Plans. Except as set forth in Schedule 5.17(c), each Benefit Plan and related trust, trust agreement, annuity Contract or other funding instrument has been established, administered, operated and maintained in accordance with its terms and in compliance in all respects with all Laws applicable to such Benefit Plan, including ERISA, the Health Insurance Portability and Accountability Act of 1996, the Patient Protection and Affordable Care Act of 2010, the Code, and applicable state and local Law. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Seller or any ERISA Affiliate or, with respect to any period on or after the Closing Date, the Purchaser or any of its Affiliates, to a civil Action or penalty under Section 502 of ERISA or to Taxes or penalties under Section 4975, 4980 or 4980H of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and Accounting Principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, the Accounting Principles.

(d)    Qualified Benefit Plans. Each Qualified Benefit Plan is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan.

(e)    Multiemployer and Defined Benefit Plans. Except as set forth on Schedule 5.17(e), no Benefit Plan is and neither the Seller nor any of its ERISA Affiliates has now or at any time contributed to, sponsored, or maintained any (i) Multiemployer Plan; (ii) “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA; (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(4) of ERISA. None of the Benefit Plans are subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and none of the Acquired Assets are, or may reasonably be expected to become, the subject of any Lien arising under Section 303 of ERISA or Section 430 or 436 of the Code. No “reportable event” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any Benefit Plan, or any such plan.

(f)    Retiree Medical Benefits. Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree medical benefits to any individual for any reason and neither the Seller nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree medical benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree medical benefits.

(g)    Actions, Prohibited Transactions and Examinations. Except as set forth on Schedule 5.17(g), there is no pending or threatened Action relating to a Benefit Plan (other than routine benefit claims). Except as set forth on Schedule 5.17(g), no “prohibited transactions” within the meaning of Section 406 of 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist have occurred with respect to any Benefit Plan. Except as set forth in Schedule 5.17(g), no Benefit Plan has within the five (5) years prior to the date hereof been the subject of review, inquiry an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)    Liabilities under Benefit Plans. Neither the Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable state or local Law; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation, (iii) incurred any Liability to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan covering any active, retired, or former employees or directors of the Seller or any of its ERISA Affiliates, including, but not limited to, any Liability under Section 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA; (iv) ceased operations at any facility or withdrawn from any employee benefit plan in a manner that could subject it to Liability under Section 4062, 4063, or 4064 of ERISA; (v) failed to comply with Sections 601 to 608 of ERISA and Section 4980B of the Code; or (vi) incurred or reasonably expects to incur, any withdrawal liability (including any contingent or secondary withdrawal liability) under Title IV of ERISA. Nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any Multiemployer Plan that could reasonably be expected to result in any Liability, including any withdrawal liability under Title IV of ERISA, to the Seller or any ERISA Affiliate. No complete or partial termination of any Benefit Plan has occurred. Nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Benefit Plan and no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for such plan. The Purchaser shall not have any Liability with respect to any terminated employee benefit plan of the Seller, or any current or former ERISA Affiliate, except to the extent included in the Closing Date Working Capital or as otherwise contemplated by this Agreement and the Ancillary Documents.

(i)    Change in Control Benefits. Except as set forth on Schedule 5.17(i), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any other event): (i) entitle any current or former employee, officer, manager, director, consultant or contractor of the Seller to any bonus, change in control or similar payment, severance, unemployment compensation or any other payment or benefit; (ii) accelerate the time, payment, funding or vesting of any benefit or right (including equity-based compensation), or increase the amount of compensation due to any such individual; (iii) give rise to the payment of any amount that could subject any Person to Liability for Tax under Section 4999 of the Code; (iv) limit or restrict the right of the Seller to merge, amend, or terminate any Benefit Plan in accordance with its terms and applicable Law; (v) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (vi) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Seller has not made any Code Section 280G calculations in connection with the transactions contemplated hereby.

(j)    Amendments and Changes. Except as in the Ordinary Course of Business, there has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. Except as contemplated by this Agreement and the Ancillary Documents or as otherwise done in the Ordinary Course of Business, neither the Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(k)    409A Compliance. Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Seller has no obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes (including any excise taxes), interest, or penalties incurred pursuant to Section 409A of the Code.

(l)    Classification of Employees. Each individual has been properly classified for purposes of participation, contributions, and benefit accrual under each Benefit Plan.

Section 5.18    Labor and Employment Matters.

(a)    Schedule 5.18(a) lists all Persons who are current employees, independent contractors or consultants of the Seller (excluding professional advisors, such as attorneys, accountants and investment advisors), including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time, if applicable); (iii) hire or retention date; and (iv) current annual base compensation rate or hourly rate, as applicable. As of the date hereof, except for Transaction Expenses, all compensation, including wages, overtime, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Seller for services performed on or prior to the date hereof have been accurately calculated and have been paid in full or included in the Closing Date Working Capital.

(b)    The Seller is not, nor has been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Unions”), and there is not, and has not been for the five (5) year period prior to the Closing Date, any Union representing or purporting to represent any employee of the Seller, and, to Seller’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. During the five (5) year period prior to the Closing Date, there has not been, nor to Seller’s Knowledge has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Seller or any of its employees. The Seller has no duty to bargain with any Union.

(c)    The Seller is, and at all times during the five (5) year period prior to the Closing Date has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Seller as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. All employees of the Seller classified or considered as non-exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly paid overtime, when applicable. The Seller is and has at all times been in compliance with the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), and any equivalent state or local Laws. The Seller is in compliance with and has complied with all immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against the Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Seller, including, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section 5.19    Contracts and Agreements.

(a)    List of Material Contracts. Schedule 5.19(a) lists the following Contracts (x) to which the Seller is a party or bound by, (y) by which the Business or any of the Acquired Assets are bound by or affected by, or (z) which relate in any manner to the Business or the Acquired Assets (collectively the “Material Contracts”):

(i)    any Contract that provides for the payment by or to the Seller, or with respect to the Business or any Acquired Asset, of more than $[***] annually or more than $[***] over the remaining life of such Contract, and which, in each case, cannot be cancelled without penalty without more than sixty (60) days’ notice;

(ii)    all Contracts that require Seller to purchase or sell a stated percentage of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)    all Contracts that provide for the indemnification of any Person or the assumption of any Tax, Environmental Liability, or other Liability of any Person, other than Contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to the indemnification of any Person or the assumption of any Tax, Environmental Liability, or other Liability of any Person;

(iv)    all Contracts that relate to the acquisition or disposition by any Person of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), including the disposition of any material assets or properties outside of the Ordinary Course of Business;

(v)    except for purchase orders, all broker, distributor, dealer, manufacturer’s representative, agency, sales promotion, research, marketing, consulting and advertising Contracts involving more than $[***];

(vi)    all Contracts with current employees, independent contractors, or consultants (or similar arrangements) which involve consideration in excess of $[***] per annum;

(vii)    all Contracts with any Governmental Authority;

(viii)    except for Contracts relating to trade receivables included in the Assumed Liabilities, all Contracts relating to Indebtedness (including guarantees) in each case having an outstanding principal amount in excess of $[***] other than Contracts relating to Indebtedness with Valley National Bank in respect of which Seller has delivered Payoff Letters;

(ix)    all Contracts that limit or purport to limit the ability of any Person to compete in any line of business or with any other Person or in any geographic area or during any period of time;

(x)    any Contracts which provide for any joint venture, partnership or similar arrangement;

(xi)    all collective bargaining agreements or similar Contracts with any Union;

(xii)    all Contracts between or among the Seller on the one hand and any equityholder of Seller or any Affiliate of any equityholder of Seller on the other hand;

(xiii)    any Contract with a Material Customer or Material Supplier; provided, for purposes of the Disclosure Schedule the Seller shall include on Schedule 5.19(a) only the purchase orders with Material Customers or Material Suppliers that have been uploaded to the Data Room;

(xiv)    any Contract for the sale or purchase of any assets or properties other than in the Ordinary Course of Business for consideration in excess of $[***];

(xv)    any Contract pursuant to which there is unbilled work in progress in excess of $[***];

(xvi)    any Contract that is a Finance Lease or that is a factoring arrangement;

(xvii)    all Contracts that relate to (including the use of) any real property (including the Leased Real Property).

(b)    Validity and Performance of Material Contracts. Each Material Contract is in full force and effect, legally valid and binding on the parties thereto, and enforceable against Seller and the other party or parties thereto, in accordance with its terms. Neither Seller nor, to Seller’s Knowledge, any other party to any Material Contract is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. Except as set forth on Schedule 5.4(d) and Schedule 5.19(b), no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in the termination thereof or would cause or permit the acceleration of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser. There are no material disputes pending or threatened under any Contract included in the Acquired Assets.

Section 5.20    Intellectual Property and Computer Systems.

(a)    Identification of Company Intellectual Property. Schedule 5.20(a) lists: (i) all Company Intellectual Property that is owned by the Seller that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including issued Patents, registered Trademarks, registered trade names, domain names, and registered Copyrights, and pending applications for any of the foregoing, and specifying as to each, as applicable: the title, mark, or design; the record member and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; (ii) all material unregistered Trademarks and trade names included in the Company Intellectual Property that is owned by the Seller; (iii) all material unregistered Copyrights included in the Company Intellectual Property that is owned by the Seller, (iv) all material patentable inventions included in the Company Intellectual Property that is owned by the Seller, (v) all material proprietary Software of the Seller; (vi) all social media accounts used in the Business; and (vii) all other material Company Intellectual Property owned by the Seller and used or held for use in the Business as currently conducted.

(b)    Intellectual Property Agreements. Schedule 5.20(b) lists all material Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Seller is a licensor or otherwise grants to any Person any material right or interest relating to any Company Intellectual Property; (ii) under which the Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person, other than commercial off-the-shelf software; and (iii) which otherwise relate to the Seller’s ownership or use of Intellectual Property. True and complete copies (or in the case of any oral agreements, a complete and correct written description) of all material Company IP Agreements, other than agreements relating to commercial off-the-shelf software, including all modifications, amendments, and supplements thereto and waivers thereunder have been made available. Each material Company IP Agreement is valid and binding on the Seller in accordance with its terms and is in full force and effect. The Seller, nor any other party thereto, is not, nor is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any material Company IP Agreement.

(c)    Ownership and Sufficiency of Intellectual Property. The Seller is the sole and exclusive legal and beneficial, and with respect to its respective Intellectual Property Registrations, record member of all right, title, and interest in and to the Company Intellectual Property that is owned by the Seller, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the Business as currently conducted, in each case, free and clear of all Liens (other than Permitted Liens). All assignments and other instruments necessary to establish, record, and perfect the Seller’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d)    Validity of Intellectual Property. All of the material Company Intellectual Property is valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. The Seller has taken commercially reasonable steps to maintain and enforce the Company Intellectual Property that is owned by the Seller and to preserve the confidentiality of all Trade Secrets included therein, and to maintain its rights to use the Licensed Intellectual Property. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(e)    Non-Infringement of Intellectual Property. The conduct of the Business as currently conducted and conducted in the past six (6) years, including the use of the Company Intellectual Property that is owned by the Seller and Licensed Intellectual Property in connection therewith, and the Products, processes, and services of the Seller have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. To the Knowledge of the Seller, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property that is owned by the Seller or Licensed Intellectual Property.

(f)    No Intellectual Property Actions. There are no Actions to which Seller is a party (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or, to the Knowledge of Seller, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Seller of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property of the Seller or the Seller’s right, title, or interest in or to any Company Intellectual Property owned by the Seller or Licensed Intellectual Property; or (iii) by the Seller, or to the Knowledge of the Seller by its equityholders of any Licensed Intellectual Property, alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property owned by the Seller or such Licensed Intellectual Property. To the Seller’s Knowledge there are no facts or circumstances that could reasonably be expected to give rise to any such Action. The Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Company Intellectual Property owned by the Seller or Licensed Intellectual Property.

(g)    Software.

(i)    Schedule 5.20(g) lists all Software used or held for use for the operation of the Business but that is not owned by the Seller, other than commercial off-the-shelf software (along with all source code, object code, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith, the “Third-Party Software”).

(ii)    Third-Party Software constitutes all of the Software necessary for the operation of the Business as currently conducted.

(iii)    The Seller uses all Third-Party Software pursuant to an agreement or license, each such agreement or license is valid and enforceable and in full force and effect, and to the Seller’s Knowledge, neither the Seller nor any licensor thereof is in default under or in material breach of any such license or agreement.

(h)    Internet Rights. Schedule 5.20(h) lists all of the Internet web sites and Internet domain names owned by the Seller or used in conducting the Business, or in which they have any rights (collectively, the “Internet Rights”). Each of the Internet Rights has been registered in the name of the Seller. No Internet Right has been, or is now, involved in any dispute, opposition, invalidation or cancellation proceeding and, to the Seller’s Knowledge, no such proceeding is threatened.

(i)    Social Media. Schedule 5.20(i) lists all social media accounts used in the Business. The Seller has made available to Purchaser all user names and passwords associated with the Seller’s social media accounts. To the Knowledge of Seller, the Seller has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services.

(j)    Computer Systems. The Computer Systems: (i) adequately meet the data processing and other computing needs to conduct the Business and operations as presently conducted; (ii) function, operate, process and compute in accordance with all applicable Laws; and (iii) to the Knowledge of the Seller, are free from viruses and disabling codes and devices. The Seller has taken commercially reasonable steps and implemented reasonable procedures to ensure, so far as commercially reasonable, that such systems are free from viruses and disabling codes and devices. The Seller has in place appropriate back-up systems and disaster recovery plans, procedures and facilities designed to ensure the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction or other form of disaster affecting the Computer Systems and has taken commercially reasonable steps and implemented reasonable procedures designed to safeguard the Computer Systems and prevent unauthorized access thereto. Except as set forth on Schedule 5.20(j), there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event materially affecting any of the Computer Systems.

(k)    Data Privacy. The Seller (i) materially complies and has complied with its published privacy policies, internal privacy policies and guidelines and all applicable Laws and Contracts relating to data privacy, data protection and data security, including with respect to the receipt, collection, storage, handling, processing, sharing, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information or information relating to individuals that is otherwise subject to regulation by any applicable Law or Contract (“Personally Identifiable Information”), and (ii) has taken commercially reasonable measures, including operational, managerial, physical and technical measures, designed to ensure that Personally Identifiable Information is protected against loss, damage, unauthorized and unlawful access, use, modification or other misuse. Except for disclosures of information required by Law or specifically authorized by the provider of Personally Identifiable Information pursuant to a Contract, the Seller does not sell, rent or otherwise make available to any Person any Personally Identifiable Information. There has been no loss, damage, unauthorized or unlawful access, use, modification or other misuse of Personally Identifiable Information by the Seller or any of its contractors. Seller does not receive, collect, store, handle, process, share, transmit, transfer, disclose or use any personal health information of any Person.

Section 5.21    Insurance.

(a)    Schedule 5.21(a) lists all current policies or binders insurance owned, benefiting, held by or maintained by the Seller or benefiting the Business or the Acquired Assets, including fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance (collectively, the “Insurance Policies”). All the Insurance Policies are valid and outstanding. Seller has paid all premiums due, and has otherwise performed all of its obligations, under each Insurance Policy.

(b)    Schedule 5.21(b) sets forth, for the current policy year and each of the five (5) preceding policy years, claims loss history or loss runs for each Insurance Policy.

Section 5.22    Customers and Suppliers.

(a)    Customers. Schedule 5.22(a) lists the Seller’s [***] customers by dollar sales volume during the fiscal years ended December 31, 2022 and December 31, 2023, and the year-to-date period ended April 12, 2024 (each, a “Material Customer” and, collectively, the “Material Customers”). No Material Customer has terminated, or communicated to the Seller in writing its intention to terminate, its relationship with the Seller.

(b)    Suppliers. Schedule 5.22(b) lists the Seller’s [***] suppliers by dollar volume of purchases during the fiscal year ended fiscal years ended December 31, 2022 and December 31, 2023, and the year-to-date period ended April 12, 2024 (each, a “Material Supplier” and, collectively, the “Material Suppliers”). No Material Supplier has terminated, or communicated to the Seller in writing, its intention to terminate, its relationship with the Seller.

Section 5.23    Product Liability Claims and Product Recalls.

(a)    Except as set forth on Schedule 5.23(a), with respect to the Business the Seller has no written product or service guarantee or warranty in place, whereby the Seller has agreed to provide a full or partial refund or cover or otherwise make whole any losses or Action under any Contract or policy to any customer in connection with such customer’s purchase of such product or service. All finished goods of the Seller with respect to the Business and Products manufactured, sold or delivered by the Seller with respect to the Business have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties and applicable Law. Except as set forth on Schedule 5.23(a), during the five (5) year period preceding the Closing Date, there have been no product recalls or withdrawals, whether initiated by the Seller or any Governmental Authority, or seizures by any Governmental Authority with respect to any Products manufactured, sold or delivered by the Seller with respect to the Business, and to Seller’s Knowledge, there is no fact or circumstance currently existing which could give rise to any such recall, withdrawal or seizure. Except to the extent reflected or reserved against in the Interim Financial Statements, with respect to the Business, the Seller has no Liability or obligation (and, to Seller’s Knowledge, there is no fact or circumstance currently existing which could give rise to any such Liability or obligation of the Seller) arising out of any claim for repair, replacement or refund, including any claim for repair, replacement or refund based upon any express or implied representation, warranty, agreement or guaranty made with respect to the Business by the Seller with respect to any Products manufactured or sold, or services performed, by the Seller with respect to the Business prior to the Closing Date. Schedule 5.23(a) sets forth a listing of all warranty and service guarantee claims in excess of $[***] made within the past three (3) years with respect to Products manufactured, sold, or delivered by the Seller with respect to the Business.

(b)    No product liability claims have been filed against the Seller with respect to the Business for any product manufactured, sold, leased or delivered by the Seller with respect to the Business, or any predecessor entity, during the five (5) year period preceding the Closing Date.

Section 5.24    Related Party Transactions. Except as set forth on Schedule 5.24, neither any equityholder of Seller nor any of their respective Affiliates, directly or indirectly: (a) is a party to any Contract with the Seller or with respect to the Business or any Acquired Assets, or (b) owns or otherwise holds any material assets or properties which may be required by the Purchaser to operate the Business, and hold and use the Acquired Assets, from and after the Closing consistent with past practice.

Section 5.25    Brokers and Finders. Except as set forth on Schedule 5.25, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

Section 5.26    No Other Representations. Except for the representations and warranties contained in ARTICLE IV and ARTICLE V (including the related portions of the Disclosure Schedule) of this Agreement and the Ancillary Documents, none of the Seller, Majority Members, their respective Affiliates, their respective Representatives or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller, Majority Member, their respective Affiliates, or their respective Representatives, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller, Acquired Assets or the Business furnished or made available to Purchaser and/or its Representatives or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law. The Seller and Majority Members, on behalf of themselves, their respective Affiliates, and their respective Representatives, hereby disclaim any representations and warranties or extra-contractual statements of any kind whatsoever regarding the Seller or the Business, whether written or oral, statutory, express or implied, at Law or in equity other than those set forth in this ARTICLE V and the Ancillary Documents, except for instances of Fraud, including with respect to any plans of the Purchaser for the future conduct of the Business or operations or any information, documents, or material delivered to or made available to Purchaser or its Representatives.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that the statements set forth in this ARTICLE VI are true and correct as of the Closing.

Section 6.1    Organization and Good Standing. The Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Ohio, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 6.2    Authority. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, and each Ancillary Document to which the Purchaser is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, and each Ancillary Document to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser.

Section 6.3    Enforceability. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes (and each Ancillary Document to which the Purchaser is a party, when executed and delivered will constitute) a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.4    No Conflict. The Purchaser’s execution, delivery and performance of this Agreement, and each Ancillary Document to which it is a party and consummation of the transactions contemplated hereby and thereby do not (a) conflict with or result in a breach of any of the provisions of the Purchaser’s Governing Documents, (b) give any Governmental Authority the right to challenge the transactions contemplated hereby, or (c) require the Purchaser to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person, which has not been obtained or made.

Section 6.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 6.6    Sufficiency of Funds; Solvency. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make the payments required to be made by Purchaser pursuant to this Agreement at Closing.

Section 6.7    No Reliance. The Purchaser acknowledges that in entering into this Agreement, and except for instances of Fraud, it is not relying on, nor has it relied on, any representations or warranties or other extra-contractual statements by any of the Seller, any equityholder of Seller, or any of their respective Affiliates or Representatives regarding the Seller or the Business, express or implied, except for those set forth in ARTICLE IV and ARTICLE V of this Agreement, as well as any Ancillary Documents, including without limitation any representations or warranties with respect to any plan(s) of the Purchaser for the future conduct of the Business or operations of the Business or any information, documents or material delivered to Purchaser or made available to Purchaser.

ARTICLE VII
COVENANTS

Section 7.1    Confidentiality. From and after the Closing, Seller and each Majority Member shall, and shall use commercially reasonable efforts to cause his, her or its Affiliates and Representative to, hold in confidence any and all information, whether written or oral, concerning the Business, the Acquired Assets, the Purchaser and this Agreement or any Ancillary Documents and the transaction contemplated hereby and thereby, except to the extent that such information: (a) is generally available to and known by the public through no breach of Seller or such Majority Member, or any of his, her or its Affiliates or their respective Representatives of their obligations hereunder; (b) is independently developed by such Person without use of any information included in the Acquired Assets, the Business sold hereunder, this Agreement, or the Ancillary Documents, or (b) is lawfully acquired by Seller or such Majority Member or any of his, her or its Affiliates or their respective Representatives from and after the Closing from sources which are not known by such recipient to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any Majority Member or any of his, her or its Affiliates or their respective Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller or such Majority Member shall promptly notify the Purchaser in writing and shall (and shall only permit his, her or its Affiliates or their respective Representatives to) disclose only that portion of such information which Seller or such Majority Member is advised by counsel in writing is legally required to be disclosed; provided, however, that, at Purchaser’s sole expense, Seller or such Majority Member shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, this Section 7.1 will not prohibit any disclosures (i) made in connection with the enforcement of any right or remedy relating to this Agreement or any Ancillary Document or the transactions contemplated hereby or thereby, (ii) by the Seller or any of its equityholders to their respective Representatives that need to know such information (including for purposes of preparing financial statements or Tax Returns), or (iii) to a Governmental Authority having regulatory oversight, jurisdiction or authority over such Seller, Majority Member, or any of their respective Affiliates or Representatives and to whom disclosure is required under applicable Law.

Section 7.2    Non-Competition and Non-Solicitation.

(a)    For a period of [***] immediately following the Closing Date (the “Restricted Period”), the Seller and each Majority Member (collectively, the “Restricted Parties”) shall not, nor shall any Restricted Party permit any of his, her or its Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the Business in the Territory; (ii) have a direct or indirect interest in any Person that engages, directly or indirectly, in the Business in the Territory in any capacity, including as a partner, member, manager, employee, principal, agent, trustee or consultant; or (iii) interfere with, or attempt to interfere with, the business relationships (whether formed prior to or after the date of this Agreement) between the Purchaser and any customers or suppliers of the Purchaser. Notwithstanding the foregoing, each Restricted Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Party is not a controlling Person of, or a member of a group which controls, such Person and the Restricted Party does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)    During the Restricted Period, no Restricted Party shall, nor shall any Restricted Party permit any of his, her or its Affiliates, directly or indirectly, to hire or solicit any former employee of Seller or encourage any such employee to leave such employment or hire any such employee who has left such employment, except that a general solicitation which is not directed specifically to any such employees shall not be deemed a violation of the foregoing restrictions on solicitation; provided, however, that nothing in this Section 7.2(b) shall prevent any Restricted Party or any of his, her or its Affiliates from hiring, after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated.

(c)    During the Restricted Period, no Restricted Party shall, nor shall any Restricted Party permit any of his, her or its Affiliates whom they control to, directly or indirectly (i) solicit, induce or influence any customer, client, supplier, or any other person which has a business relationship with the Business, or which during the Restricted Period has a business relationship with the Business as conducted by the Purchaser after the Closing, or which had a business relationship with the Business at any time during the two (2) year period prior to the date of this Agreement, to discontinue or to alter or to not establish such relationship with the Purchaser, or (ii) sell or provide any products or services, that are competitive with or similar to the Business’s products or services, to any such customer.

(d)    Each Restricted Party acknowledges that the restrictions contained in this Section 7.2 are reasonable and necessary to protect the legitimate interests of the Business and Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)    Each Restricted Party acknowledges and agrees that if any of the obligations set forth in this Section 7.2 are breached during the Restricted Period by such Restricted Party, the Restricted Period for such Restricted Party shall be extended for the length of time that such Restricted Party fails to fulfill its obligations hereunder.

Section 7.3    Remedies. Without limiting the right of Purchaser to pursue all other legal or equitable remedies available for any violation of Section 7.1 or Section 7.2, the Parties hereto agree that monetary damages are inadequate for such violation given the unique nature of the Business, and that Purchaser shall be entitled to injunctive relief to prevent violation or continuing violation thereof and that no bond or other security shall be required in connection therewith. It is the intent and understanding of each Party hereto that if, in any action before any court or agency legally empowered to enforce Section 7.1 or Section 7.2 any term, restriction, covenant or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the minimum extent necessary to make it enforceable by such court or agency. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other remedies at Law or in equity which it may have. Each Restricted Party acknowledges and agrees that the existence of any claim or cause of action by any of them against Purchaser shall not relieve any Restricted Party of its obligations under this Agreement and otherwise shall not operate as a defense to the enforcement of this Agreement. The prevailing Party in any Action to enforce the provisions of Section 7.1 or Section 7.2 shall be entitled to recover its attorneys’ fees and expenses incurred in connection with such Action from the non-prevailing Party.

Section 7.4    Affiliated Landlord. The Parties hereto acknowledge and agree that the Restricted Parties’ existing arrangements with the Affiliated Landlord or arrangements with the Affiliated Landlord as contemplated by this Agreement and the Ancillary Documents shall not be deemed a breach of any restrictive covenant set forth in this ARTICLE VII, provided, that Affiliated Landlord refrains from engaging in any activities which are, directly or indirectly, competitive to the Business.

Section 7.5    Public Announcements. The Parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby. No Party shall, and no Party shall permit its Affiliates or its or their Representatives to, issue any press release or otherwise make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser and the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), except any such release or announcement made to comply with Law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the press release or public announcement shall allow the Purchaser and the Seller reasonable time to comment on such release or announcement in advance of such issuance.

Section 7.6    Further Assurances. Following the Closing, each of the Parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents. For the avoidance of doubt, Purchaser shall provide Seller with reasonable assistance, upon Seller’s request, in responding to and defending against the allegations and claims set forth in the Sanders Claim (as defined herein).

Section 7.7    Books and Records.

(a)    For a period of [***] following the Closing, and solely relating to requests for Tax purposes, for a period of [***] following the Closing, the Purchaser will afford Seller, its equityholders, and its and their respective counsel and accountants, during normal business hours, reasonable access to the books, records and other data in the Purchaser’s possession (including without limitation the Seller’s accounting, Tax and financial records) relating to the Business with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably desired by Seller or its equityholders in connection with: (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, including by any Seller Indemnified Party, (iii) compliance with the requirements of any Governmental Authority, or (iv) in connection with any actual or threatened Action.

(b)    Purchaser shall not be obligated to provide Seller or any of its equityholders with access to any books, records and other data (including personnel files) pursuant to this Section 7.7 where such access would violate any Law.

Section 7.8    Employees.

(a)    Subject to the terms of the Transition Services Agreement and Purchaser’s and Seller’s obligations thereunder, the Seller will terminate the employment of all of Seller’s employees upon the expiration or termination of the Transition Services Agreement or such other date mutually agreed to in writing by Purchaser and Seller, as applicable (the “Transfer Date”). Purchaser shall offer employment on an “at will” basis, with such employment to be effective upon the Transfer Date, to certain employees of Seller, to be determined by Purchaser, in its sole discretion, including employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the employees who accept such employment and commence employment on the Transfer Date, the “Transferred Employees”); provided, that Purchaser shall hire at least the minimum number of employees of Seller necessary to avoid creating any obligation under the WARN Act on the part of the Seller. Purchaser and Seller shall assist each other in preparing and making any and all notices, letters, documents, and other filings required under the WARN Act or any equivalent state Law to the extent any such Law applies.

(b)    Subject to the terms of the Transition Services Agreement, effective as of the Transfer Date, the Benefit Plans set forth on Schedule 7.8(b) of the Disclosure Schedule (“Transitioning Benefit Plans”) shall transfer to Purchaser. For the avoidance of doubt, Purchaser is not purchasing or assuming the Excluded Benefit Plans. Seller and Purchaser shall each use their respective best efforts to transfer the Transitioning Benefit Plans from Seller to Purchaser, or to facilitate the establishment of new employee benefit plans on terms substantially similar in the aggregate to the Transitioning Benefit Plans in the name of Purchaser, pursuant to the Transition Services Agreement. Neither party hereto, nor any of their respective equity holders, Affiliates, officers, employees, or Representatives shall take any action which would prevent, prohibit, or impede transferring any Transitioning Benefit Plans, or establishing any such equivalent employee benefit plan, as applicable.

(c)    Subject to the terms of the Transition Services Agreement and Purchaser’s and Seller’s obligations thereunder, effective as of the Closing Date and through the Transfer Date, Seller shall continue to provide its employees (i) the base salary or hourly base wage, which are no less than the base salary or hourly base wage provided by Seller to such employee immediately prior to the Closing Date; (ii) to the extent applicable, annual target bonus, commission or sales incentive opportunities as provided by Seller to such employee immediately prior to the Closing Date; and (iii) coverage under and pursuant to the Transitioning Benefit Plans, on the same basis and subject to the terms and conditions of such Transitioning Benefit Plans and applicable Law, as in effect immediately prior to the Closing Date, for the employee and his or her covered spouse, dependents and beneficiaries, subject to any renewals or modifications thereto in the Ordinary Course of Business.

(d)    For the period effective as of the Closing Date and through the Transfer Date, to the extent Seller continues to provide coverage to employees under and pursuant to the Excluded Benefit Plans, Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever, for any and all notices, Liabilities, costs, contributions, benefits, obligations, payments, expenses, and claims relating to, accrued under, or arising under such Excluded Benefit Plans.

(e)    Reserved.

(f)    Reserved.

(g)    Reserved.

(h)    From and after the Closing Date, Purchaser shall be solely responsible for all (i) Liabilities in respect of the Transitioning Benefit Plans that arise on or after the Closing Date, (ii) claims for medical, dental, vision, life insurance, health accident or disability, or other welfare benefits under the Transitioning Benefit Plans brought by or in respect of any employees (leased or otherwise), officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, and (iii) worker’s compensation claims of any employees (leased or otherwise), officers, directors, independent contractors or consultants of the Business, in each case, employed or engaged by Seller as of the Closing Date which relate to events occurring following the Closing.

(i)    This Section 7.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.8, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.8. Nothing contained in this Section 7.8, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, including but not limited to the Benefit Plans and the Transitioning Benefit Plans. The parties hereto acknowledge and agree that the terms set forth in this Section 7.8 shall not create any right in any employee, Transferred Employee or any other Person to any continued employment with Seller, Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 7.9    Unassigned Contracts and Assets.

(a)    Notwithstanding anything herein to the contrary, the Purchaser and the Seller acknowledge and agree that at the Closing, the Seller is not assigning to the Purchaser any Assumed Contract or other Acquired Asset which by its terms is non-assignable or terminable upon assignment or requires the consent of any other party unless such consent has been obtained prior to the Closing, unless the Parties have otherwise agreed to secure such consent following the Closing (each an “Unassigned Contract or Asset”). With respect to each such Unassigned Contract or Asset, after the Closing, the Seller shall use its commercially reasonable efforts to obtain such consent and provide the Purchaser the benefits under any such Unassigned Contract or Asset in accordance with the terms thereof and the benefits and use of any other Acquired Asset (provided such actions are not prohibited by the terms of such Unassigned Contract or Asset, if any) including entering into subcontracts, subleases, sale and leasebacks, use and service agreements or other contractual arrangements which will provide such benefits to the Purchaser.

(b)    In furtherance of Section 7.9(a) above, if any Acquired Asset (including without limitation any Unassigned Contract or Asset) is retained for any reason whatsoever by the Seller or any of its Affiliates at or following the Closing and not made available for use by the Purchaser (directly or indirectly) (each such item of retained Acquired Assets, a “Delayed Transfer Asset”), then the Seller shall, and shall cause its applicable Affiliates to, hold such Delayed Transfer Asset for the use and benefit of the Purchaser and: (i) for a period of up to [***] following the Closing, the Seller shall take or cause to be taken such other actions as may be reasonably requested by the Purchaser in order to place it in the same position as if such Delayed Transfer Asset had been transferred at the Closing, so that all the benefits relating to such Delayed Transfer Asset inure from and after the Closing to the Purchaser, (ii) the Purchaser shall be entitled to manage such Delayed Transfer Asset and the Seller shall reasonably cooperate and coordinate with respect thereto, and (iii) for a period of up to [***] following the Closing, the Seller shall use commercially reasonable efforts to transfer such Delayed Transfer Asset as the Purchaser may reasonably instruct as promptly as practicable following the Closing. The Seller agrees to (promptly upon discovery of receiving any subject cash or property) transfer and deliver to the Purchaser any cash or property that the Seller may receive following the Closing in respect of an Acquired Asset or Assumed Liability.

(c)    In furtherance of Section 7.9(a) above, the Purchaser and the Seller acknowledge that certain Permits required or desirable for the operation of the Business after the Closing may not be transferable by the Seller to the Purchaser at the Closing, or may not be obtainable by the Purchaser until after the Closing, and that transfer of or application for any such Permits may require the Seller to sign certain documents, affidavits and certifications. As and when reasonably requested from time to time by the Purchaser until any such Permit is transferred to or obtained by the Purchaser, the Seller shall, in accordance with applicable Laws, use commercially reasonable efforts to (i) provide all necessary and lawful cooperation for the voluntary transfer or surrender of any such Permits or the use of any such Permits for the operation of the Business by the Purchaser after the Closing, and (ii) facilitate the Purchaser’s successful application for any such Permit.

Section 7.10    Post-Closing Inquiries and Payments. The Seller shall (a) promptly refer to the Purchaser all inquiries relating to the Business, the Acquired Assets or the Assumed Liabilities, (b) promptly pay or deliver to the Purchaser any payments relating to the Business that are received by the Seller after the Closing from customers, suppliers or other contracting parties of the Business to the extent they are in respect of an Acquired Asset or an Assumed Liability, and (c) promptly forward to the Purchaser all invoices received under any Assumed Contracts that are Assumed Liabilities. The Purchaser shall promptly pay or deliver to the Seller any payments that have been sent to the Purchaser after the Closing Date to the extent they are in respect of an Excluded Asset or Excluded Liability.

Section 7.11    Parent Guaranty. The Parent hereby unconditionally and irrevocably guarantees to Seller Indemnified Parties the due and punctual payment and performance by the Purchaser (and any permitted assignees thereof) of the Purchaser’s obligations under this Agreement (the “Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations. Should the Purchaser default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of the Parent hereunder shall become immediately due and, if applicable, payable. The Parent represents and warrants to the Seller as follows: (i) Parent is duly formed, validly existing and in good standing or of active status under the Laws of the state of its formation and has the requisite entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement by the Parent has been duly authorized by all necessary entity action, and no other proceedings or actions on the part of the Parent are necessary therefor; (iii) this Agreement constitutes the legal, valid and binding obligation of the Parent, and is enforceable against the Parent in accordance with its terms; (iv) none of the execution, delivery or performance by the Parent of this Agreement will contravene, conflict with or result in a violation of any Laws to which the Parent is subject or bound, and there is no Action pending or, to its knowledge, threatened by or against it with respect to any of the transactions contemplated by this Section 7.11; and (v) it will have at the Closing sufficient funds available to pay and perform all of its obligations under this Section 7.11.

Section 7.12    Name Change. Subject to the terms and conditions set forth in the Transition Services Agreement, none of the Seller, the Majority Members, or their respective Affiliates shall use the name “EMI Industries” or any derivatives thereof in its name or in connection with the Business. After the Closing, the Seller shall use commercially reasonable efforts to assist the Purchaser in making any qualifications or filings with any Governmental Authorities in the name of the Purchaser (including making any foreign qualifications in any jurisdiction where the Seller is or has been qualified) in any jurisdictions where the Purchaser is required, or it is advisable for the Purchaser, to so qualify or make such a filing.

Section 7.13    [****] Matter. [****]

ARTICLE VIII
TAX MATTERS

Section 8.1    Tax Covenants.

(a)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller. The Parties shall cooperate in filing such forms and documents in connection with the payment of any such Tax and shall use reasonable efforts to obtain any exemption or refund of any such Tax.

(b)    Tax Returns. The Seller, at its sole cost and expense, shall timely file all Tax Returns reflecting the Seller’s ownership of the Business and the Acquired Assets prior to and through the Closing Date. The Purchaser, at its sole cost and expense, shall timely file all Tax Returns with respect to Purchaser’s ownership of the Business and the Acquired Assets after the Closing Date, and all Tax Returns with respect to a Straddle Period.

Section 8.2    Straddle Period. In the case of property Taxes and other similar Taxes imposed on a periodic basis related to a Straddle Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and the remaining amount of such Taxes shall be attributable to the Post-Closing Tax Period; provided, however, that with respect to real and personal property taxes, to the extent the actual amount of such Taxes is ultimately determined to be different than the amount (if any) that was taken into account, payments shall be made by the Purchaser or the Seller to the extent necessary to cause each Party hereto to bear the correct amount of such Tax that is allocable to such Party under this Section 8.2, and the Party owing such reimbursement shall pay the Purchaser or the Seller, as applicable, within ten (10) days following written notice with such supporting documentation as is reasonably necessary to calculate the amount of the reimbursement.

Section 8.3    Tax Contests. The Purchaser shall give written Notice to the Seller of the receipt of any written notice which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by a Purchaser Indemnified Party under this Agreement in respect of Taxes (a “Tax Claim”); provided, however, that failure to comply with this provision shall not affect any Purchaser Indemnified Party’s right to indemnification hereunder. The Seller shall control the contest or resolution of any Tax Claim; provided, however, that the Seller shall obtain the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided, further, that the Purchaser shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Purchaser.

Section 8.4    Bulk Sale Compliance. The Parties shall comply with all requirements in connection with any applicable bulk transfer Laws or similar Laws of any jurisdiction, including but not limited to any applicable requirements from any state, county, or municipal authorities for the Seller or Purchaser, as applicable, to obtain any necessary Tax clearance documents, provide any notices, and/or pay any outstanding Tax Liabilities of Seller prior to a sale of substantially all of its assets. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction shall be treated as Excluded Liabilities, even if Purchaser agrees to waive compliance with such requirements.

Section 8.5    Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VIII or in connection with any audit or other proceeding in respect of Taxes of the Seller. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each of the Seller and the Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Seller for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Seller for any taxable period beginning before the Closing Date in respect of which the statute of limitations has not expired, the Seller or the Purchaser (as the case may be) shall provide the other Party with reasonable written Notice and offer the other Party the opportunity to take custody of such materials.

Section 8.6    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Agreement shall be treated as an adjustment to the Base Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 8.7    Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE IX may overlap with an obligation or responsibility pursuant to this ARTICLE VIII, the provisions of ARTICLE IX shall govern.

ARTICLE IX
INDEMNIFICATION

Section 9.1    Seller’s and Majority Members’ Indemnification.

(a)    Subject to the limitations set forth in this ARTICLE IX, each Majority Member shall, severally and not jointly, indemnify and defend each of the Purchaser Indemnified Parties against, hold each of them harmless from and against, and pay and reimburse each of them for any and all Losses incurred or sustained by, or imposed upon, such Purchaser Indemnified Party resulting from, based upon, related to, arising out of, with respect to, or by reason of:

(i)    any inaccuracy in or breach of any representation or warranty made by such Majority Member in ARTICLE IV of this Agreement; and

(ii)    any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed solely by such Majority Member pursuant to this Agreement.

(b)    Subject to the limitations set forth in this ARTICLE IX, the Seller shall indemnify and defend each of the Purchaser Indemnified Parties against, hold each of them harmless from and against, and pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, such Purchaser Indemnified Party resulting from, based upon, related to, arising out of, with respect to, or by reason of:

(i)    any inaccuracy in or breach of any representation or warranty made by Seller in ARTICLE V of this Agreement;

(ii)    any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by the Seller pursuant to this Agreement;

(iii)    all Indebtedness and all Transaction Expenses;

(iv)    all Taxes (A) of the Seller, (B) of any member of an affiliated, consolidated, combined or unitary group of which the Seller (or any predecessor of the Seller) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law, and (C) of any Person (other than Seller) for which Seller is liable or has an obligation to pay or reimburse arising under the principles of transferee or successor liability or by Contract, in each case relating to an event or transaction occurring, or any period of time, before the Closing;

(v)    any Excluded Liability or any Excluded Asset; and

(vi)    the matters set forth on Schedule 9.1(b)(vi) hereto (the “Special Indemnity Matters”).

Section 9.2    Purchaser Indemnification.

Subject to the limitations set forth in this ARTICLE IX, the Purchaser shall indemnify and defend each of the Seller Indemnified Parties against, hold each of the Seller Indemnified Parties harmless from and against, and pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, such Seller Indemnified Party based upon, related to, arising out of, with respect to, or by reason of:

(a)    any inaccuracy in or breach of any representation or warranty made by the Purchaser in ARTICLE VI of this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by the Purchaser pursuant to this Agreement;

(c)    any Assumed Liability; and

(d)    any Acquired Asset and Purchaser’s ownership, use and operation of the Acquired Assets and Business after Closing.

Section 9.3    Survival Periods.

(a)    Survival of the Representations and Warranties. Subject to the limitations set forth herein, all representations and warranties made by Purchaser, Seller or the Majority Members in this Agreement or any Ancillary Document shall survive the execution and delivery of this Agreement and the Closing, and shall be enforceable by the Indemnified Parties, until the date that is [***] after the Closing Date, other than: (i) the Fundamental Representations and Warranties, which shall survive the execution and delivery of this Agreement and the Closing, and shall be enforceable by the Indemnified Parties, until [***]; and (ii) the Special Representations and Warranties, which shall survive the execution and delivery of this Agreement and the Closing, and shall be enforceable by the Indemnified Parties, until [***] (giving effect to any waiver, mitigation or extension thereof) expires. The foregoing limitations in this Section 9.3(a) shall not limit or prevent the Purchaser Indemnified Parties from asserting any claim under the R&W Insurance Policy, or recovering therefrom.

(b)    Reserved.

(c)    Survival of Covenants. All covenants and agreements set forth herein shall survive the execution and delivery of this Agreement and the Closing, and shall be enforceable, until fully performed in accordance with their respective terms.

(d)    Claims for Breach. Subject to the limitations set forth herein, any Purchaser Indemnified Party or Seller Indemnified Party may bring a claim for the breach of: (i) any representation or warranty made by either Seller or any Majority Member, on the one hand, or the Purchaser, on the other hand, in this Agreement; or (ii) a covenant or agreement made by Seller or any Majority Member, on the one hand, or the Purchaser, on the other hand, in this Agreement, by delivering a written Notice of such claim to the Seller, applicable Majority Member, or the Purchaser, respectively, in each case prior to the expiration of the applicable survival period set forth in this Section 9.3 above. Any claims so asserted prior to the expiration date of the applicable survival period shall not thereafter be barred or limited in any manner by the expiration of the applicable survival period and such claims shall survive until finally resolved.

Section 9.4    Limitations and R&W Insurance Policy; Release of Escrow.

(a)    Except in the cases of claims for Losses in respect of Fraud, a breach of or inaccuracy of Section 5.11 (Tax Matters), or concerning the matters set forth on Schedule 9.1(b)(vi) hereto (to the extent excluded from the R&W Insurance Policy, collectively, “Carve-out Claims”), the Purchaser Indemnified Parties shall only be entitled to indemnification pursuant to Section 9.1(a)(i) or Section 9.1(b)(i) if at the time a claim for indemnification is asserted, the aggregate amount of all Losses for which the Purchaser Indemnified Parties are entitled to indemnification under Section 9.1(a)(i) or Section 9.1(b)(i) (other than with respect to Carve-out Claims) exceeds the Indemnity Basket, and in which event the Purchaser Indemnified Parties shall be entitled to indemnification (subject to the other limitations in this Section 9.4) for all such Losses under Section 9.1(a)(i) or Section 9.1(b)(i) in excess of the Indemnity Basket. Notwithstanding the preceding sentence (but subject to the other limitations in this Section 9.4), the Indemnity Basket shall not apply to, and the Purchaser Indemnified Parties shall be entitled to indemnification for all Losses from the first dollar of such Losses for any claims for indemnification with respect to a Carve-out Claim or that may be brought under Section 9.1(a)(ii) or Section 9.1(b)(ii), Section 9.1(b)(iii), Section 9.1(b)(iv) or Section 9.1(b)(v) (each a Specific Indemnity, and, collectively, the “Specific Indemnities”); provided, that, if any claim for indemnification (other than a Carve-out Claim) may be brought both (i) pursuant to Section 9.1(a)(i) or Section 9.1(b)(i) and (ii) under one or more Specific Indemnities, then the Indemnity Basket shall apply to such claim, in which event the Purchaser Indemnified Parties shall be entitled to indemnification (subject to the other limitations in this Section 9.4) for all such Losses in excess of the Indemnity Basket. In no event shall (i) Seller be liable to indemnify the Purchaser Indemnified Parties for Losses arising under Section 9.1 in excess of the amount of the Final Adjusted Purchase Price actually received by Seller, and (ii) any Majority Member be liable to indemnify the Purchaser Indemnified Parties for Losses arising under Section 9.1 in excess of such Majority Member’s pro rata portion (based on its membership interest in Seller) of the amount of the Final Adjusted Purchase Price actually received by Seller.

(b)

(i)    With respect to claims for indemnification under Section 9.1(a)(i) or Section 9.1(b)(i) (other than Carve-out Claims, such claims, “General Representation Claims”), the Purchaser Indemnified Parties shall be required to assert General Representation Claims solely against the R&W Insurance Policy, except in the limited circumstances set forth in this Section 9.4(b). Other than with respect to Carve-out Claims, the Purchaser Indemnified Parties’ sole recovery for indemnification under General Representation Claims shall be (A) first, from the Indemnity Basket until it is satisfied in full, (B) second, from the General Indemnity Escrow Amount, and (C) third, from the R&W Insurance Policy.

(ii)    With respect to any claim for indemnification under one or more of the Specific Indemnities, or, to the extent not a Carve-out Claim, for a breach of or inaccuracy of Section 5.11 (Tax Matters), the Purchaser Indemnified Parties shall seek indemnification (A) first, subject to the second sentence of Section 9.4(a), from the Indemnity Basket until it is satisfied in full, (ii) second, from the General Indemnity Escrow Amount, (iii) third, to the extent such claim could also be brought under Section 9.1(b)(i) or otherwise is covered by the R&W Insurance Policy, from the R&W Insurance Policy, and (iv) fourth, to the extent such claim cannot be brought under Section 9.1(b)(i) or is excluded from the R&W Insurance Policy, solely from the Seller.

(iii)    With respect to any claim for indemnification for a Carve-out Claim, the Purchaser Indemnified Parties shall seek indemnification (A) first, from the Special Indemnity Escrow Amount, and (B) second, solely from the Seller.

(iv)    Without the prior written consent of Seller, Purchaser shall not amend, repeal or modify the R&W Insurance Policy (or take any action having similar effect) after the date hereof in any manner that would provide for subrogation rights against the Seller or Majority Members or would otherwise impact the indemnification obligations of the Seller or Majority Members under this Agreement in a manner adverse to the Seller or Majority Members. Purchaser acknowledges and agrees that it shall not directly or indirectly or otherwise seek to recover with respect to any right, claim or Action against Seller Indemnified Parties under Section 9.1(a)(i) or Section 9.1(b)(i) except in accordance with the source and order of recovery limitations set forth in this ARTICLE IX regardless if (A) the Purchaser or Parent obtains at or following Closing or maintains following Closing the R&W Insurance Policy, or (B) the R&W Insurance Policy is revoked, cancelled or modified in any manner after issuance.

(c)    Reserved.

(d)    Each Indemnified Person shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(e)    Nothing set forth above in this Agreement shall limit, restrict or prevent any Purchaser Indemnified Party from asserting, or recovering with respect to, any claim against the R&W Insurance Policy.

(f)    Liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts or circumstances giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement; and in furtherance of the foregoing, with respect to any facts or circumstances: (i) the Purchaser Indemnified Parties, in the aggregate, may not recover from Seller Indemnified Parties, in the aggregate, more than the aggregate amount of Losses indemnifiable with respect to such facts or circumstances under this ARTICLE IX; and (ii) the Seller Indemnified Parties, in the aggregate, may not recover from the Purchaser Indemnified Parties more than the aggregate amount of Losses indemnifiable with respect to such facts or circumstances under this ARTICLE IX.

(g)    The amount of any Losses incurred by any Indemnified Person shall be reduced to the extent of (i) any insurance proceeds actually received by the Indemnified Person with respect to such Losses, (ii) any Tax Benefit realized by the Indemnified Person or its Affiliates, and (iii) any recoveries from third parties actually received to the extent arising from the facts or circumstances giving rise to such Losses obtained by the Indemnified Person or any of its Affiliates from any Person. If an Indemnified Person actually receives any such proceeds (including with respect to the R&W Insurance Policy), benefits or recoveries after actually receiving an indemnification payment in immediately available funds from an Indemnifying Person for the same Loss, then such Indemnified Person shall promptly reimburse such Indemnifying Person who made such indemnification payment for the portion of such proceeds that, when added together with the such indemnification payment, exceeds the amount necessary to satisfy all indemnifiable Losses of such Indemnified Person under this ARTICLE IX for such Loss.

(h)    Seller and Majority Members shall not have any Liability for any otherwise indemnifiable Loss to the extent that the amount of Losses incurred is reserved against in the Closing Statement and taken into account in the calculation of the Closing Date Working Capital, or if the Indemnified Person has otherwise been fully compensated for such Losses pursuant to the Final Adjusted Purchase Price pursuant to Section 2.8.

(i)    The Purchaser and Seller acknowledge and agree that the funds held in the Special Indemnity Escrow Account shall be disbursed to the Seller or the Purchaser (as applicable), if at all, by the delivery of joint release instructions to the Escrow Agent, as set forth below. The Parties acknowledge and agree that to the extent this Section 9.4(i) provides a right to release amounts from the Escrow Account, a failure to provide the joint release instructions shall be considered a breach of this Agreement by the Party that failed to deliver such instruction. The Purchaser and Seller shall submit joint release instructions to the Escrow Agent to disburse funds held in the Special Indemnity Escrow Account to the Seller as follows:

(i)    [***]

(ii)    [***]

(iii)    [***]

(iv)    [***]

For so long as Seller is taking using best efforts to resolve the Special Indemnity Matters in good faith, Purchaser shall not initiate any Action with respect to a Special Indemnity Matter without the prior written consent of Seller. Each of Purchaser and Seller shall cooperate in good faith and use their respective commercially reasonable efforts to resolve the Special Indemnity Matters within a reasonable period following the Closing Date. All interest accrued or income earned on the funds placed in the Special Indemnity Escrow Account shall be paid to the Seller consistent with the terms of the Escrow Agreement.

(j)    If the funds remaining in the General Indemnity Escrow Account, including any interest accrued or income earned thereon (the “Escrow Balance”), as of the twelve (12) month anniversary of the Closing Date, exceed the aggregate dollar amount associated with all indemnification claims (other than Carve-Out Claims) delivered by Purchaser Indemnified Parties that have not been resolved and paid as of such date (the “Pending Claim Amount”), then Purchaser and Seller shall, within two (2) Business Days following such date, deliver joint release instructions to the Escrow Agent instructing the Escrow Agent to release from the General Indemnity Escrow Account an amount equal to the Escrow Balance, minus the Pending Claim Amount. Thereafter, if an indemnification claim in respect of which a Pending Claim Amount was withheld is finally resolved, then Purchaser and Seller shall within two (2) Business Days of such resolution, deliver joint release instructions to the Escrow Agent instructing the Escrow Agent to release from the General Indemnity Escrow Account the amount of funds remaining in the General Indemnity Escrow Account that were withheld in respect of such indemnification claim and to which Purchaser is not entitled, including any interest accrued or income earned thereon, to Seller.

Section 9.5    Third-Party Claims.

(a)    Promptly after receipt by an Indemnified Person of notice of the assertion of a claim against it by a third party (i.e., a Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement) for which the Indemnified Person is entitled to indemnity hereunder (a “Third-Party Claim”), the Indemnified Person shall give notice (the “Third-Party Claim Notice”) to the Indemnifying Person of the assertion of such Third-Party Claim; provided, however, that the failure to promptly notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is actually materially prejudiced by the Indemnified Person’s failure to give such notice. Such Third Party Claim Notice shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person.

(b)    If an Indemnified Person gives a Third-Party Claim Notice to the Indemnifying Person, the Indemnifying Person shall be entitled (subject to the further provisions of this clause) to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnifying Person by providing written notice of its intention to do so to the Indemnified Person within fourteen (14) days of delivery of the Third-Party Claim Notice. After written notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall keep the Indemnified Person informed regarding the progress of such Third-Party Claim (including providing the Indemnified Person with copies of any material plans, reports or communications with or submitted to any Governmental Authority or third party). Notwithstanding the foregoing, the Indemnifying Person shall not be entitled to undertake or continue the defense, compromise and settlement of any Third-Party Claim if: (i) the Third-Party Claim relates to or arises in connection with any fraud, criminal matter, or indictment; (ii) the Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Person or any of its Affiliates; (iii) the Third-Party Claim is brought by a material customer or supplier of the Purchaser or the Business; or (iv) the defense of such matter is assumed by, or capable of being assumed by, the insurance company providing insurance under the R&W Insurance Policy.

(c)    For so long as the Indemnifying Person has the right to control the defense of a Third-Party Claim, the Indemnified Person shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim, with counsel selected by it, as to which such Indemnifying Person exercises its right to control the defense thereof. If the Indemnifying Person elects not to compromise or defend such Third-Party Claim, fails to notify the Indemnified Person in writing (email being sufficient pursuant to Section 10.2) of its election to defend as provided in this Agreement or loses the right to control the defense thereof, the Indemnified Person may pay, compromise, or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim (subject to the limitations on indemnification and the recovery of Losses provided herein). The Parties shall (and shall use commercially reasonable efforts to cause their respective Affiliates and Representatives to) cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(d)    In the event the Indemnifying Person assumes the defense of any Third-Party Claim, the Indemnifying Person shall not enter into a compromise or settlement of any Third-Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), unless: (i) there is no finding or admission of any violation of Law by the Indemnified Person in such settlement; (ii) the sole relief provided in such settlement is monetary damages that are paid in full by the Indemnifying Person; and (iii) such settlement provides, in customary form, for the release of the Indemnified Person and all its Affiliates and Representatives from all Liabilities in connection with such Third-Party Claim.

Section 9.6    Adjustments to the Purchase Price. The Parties shall treat any amounts payable under this ARTICLE IX as an adjustment to the Base Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.7    Exclusive Remedies. Subject to the final sentence of this Section 9.7, the Parties to this Agreement, on behalf of themselves and any third party beneficiaries hereto, acknowledge and agree that their sole and exclusive remedy with respect to any and all Actions, claims (other than claims arising from Fraud) for all matters arising out of or relating to this Agreement, the Ancillary Documents (other than the Transition Services Agreement, which shall control in the event of any inconsistency herein with respect to the subject matter therein), and the transactions contemplated hereby and thereby, including for any breach of any representation, warranty, covenant, agreement or obligation set forth herein (whether in contract, tort or otherwise) shall be pursuant to the indemnification provisions set forth in this ARTICLE IX. In furtherance of the foregoing, subject to the final sentence of this Section 9.7, each Party to this Agreement, on behalf of themselves and any third party beneficiaries hereto, hereby waives, to the fullest extent permitted under Law, any and all rights, claims, Actions, and causes of action (whether in contract, tort or otherwise) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein (or otherwise relating to the subject matter of this Agreement) it, or any applicable third party beneficiaries, may have against the other Parties hereto, except pursuant to the indemnification provisions set forth in this ARTICLE IX. Notwithstanding the foregoing, nothing in this ARTICLE IX shall limit: (a) any Person’s right to seek and obtain (i) any equitable relief to which any Person shall be entitled pursuant to Section 10.9 or (ii) any remedy on account of any Person’s Fraud; (b) the authority of the Independent Accountants to resolve disputes under Section 2.8; or (c) any Person’s right to make a claim against or to recover from the R&W Insurance Policy. The provisions of this ARTICLE IX (including the limitations on liability set forth herein) constitute an integral part of the consideration given pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the consideration payable to the Seller.

ARTICLE X
MISCELLANEOUS

Section 10.1    Assignment. The Purchaser may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Seller, except that the Purchaser shall be permitted to assign, in whole or in part, this Agreement, and its rights hereunder to: (a) any Person that acquires, directly or indirectly the business, assets or securities of the Purchaser, after the Closing, or (b) to one or more of its Affiliates, without the prior written consent of any other Party. Neither Seller nor the Majority Members may assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the Purchaser. No delegation of any obligation under this Agreement shall relieve the delegating Person, who shall remain primarily liable for the applicable obligation. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permissible successors and permitted assigns.

Section 10.2    Notices. All notices, requests, consents and other communications hereunder (each, a “Notice”) shall be in writing and shall be deemed to have been given: (a) if mailed, five (5) Business Days after such Notice is sent, when sent via prepaid certified mail (return receipt requested) to the address listed below for the Party to whom the Notice is being sent (the “Notice Party”); (b) if sent by reputable national overnight courier providing evidence of delivery, one (1) Business Days after such Notice is sent, when sent to the address listed below for such Notice Party; (c) if hand delivered or delivered by courier, upon actual delivery of such Notice to the Notice Party at the address listed below for such Notice Party; or (d) if sent by facsimile or e-mail, on the date sent by facsimile or e-mail of a PDF document (with, in the case of electronic mail, the sender not receiving an undeliverable message in connection with sending such electronic mail message or with, in the case of facsimile, receipt by the sender thereof of a confirmation of transmission). The addresses, facsimile numbers and e-mail addresses for each Party to this Agreement, as of the date hereof, are:

If to the Purchaser:	EMI Acquisition Company Inc.
c/o LSI Industries Inc.
10000 Alliance Road
Cincinnati, Ohio 45242
Attn: Thomas A. Caneris, EVP,
General Counsel, and Secretary
Email: Tom.Caneris@lsicorp.com

with a copy (which shall not constitute notice) to:	Keating Muething & Klekamp PLL
One E. 4th Street, Suite 1400
Cincinnati, Ohio 45202
Attn: F. Mark Reuter Allison A. Westfall
Email: mreuter@kmklaw.com awestfall@kmklaw.com

If to Seller or Majority Members:	EMI Industries, LLC
806 S Newport Ave
Tampa, FL 33606
Attn: Alan Harvill
Email: AHarvill1211@gmail.com

with a copy (which shall not constitute notice) to:	Trenam Law
101 East Kennedy Boulevard, Suite 2700
Tampa, FL 33602
Attn: Nelson Castellano
Email: NCastellano@trenam.com

A Party may change its address, facsimile number or e-mail address by providing written Notice, in accordance with the foregoing provisions of this Section 10.2, to the other Parties of such change.

Section 10.3    Expenses. Except as otherwise specifically provided in this Agreement, each Party hereto shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the transactions contemplated hereby; provided, however, that the Purchaser, on the one hand, and the Seller, on the other hand, shall each pay one-half (½) of the cost required to bind and obtain the R&W Insurance Policy, including all premiums, commissions, underwriting fees, brokerage fees, legal fees (if any) for counsel engaged by the underwriter, surplus lines tax and other Taxes. For the avoidance of doubt, the Seller shall be responsible for all Transactions Expenses.

Section 10.4    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to “Articles,” “Sections,” “Schedules,” “Annexes” and “Exhibits” mean the Articles and Sections of, and Schedules, Annexes and Exhibits attached to, this Agreement or the Disclosure Schedule with regard to “Schedules”; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Schedules, Annexes and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. If any payment is required to be made, or other action (including the giving of Notice) is required to be taken, pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 11:59 p.m. Eastern Time, on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 11:59 p.m. Eastern Time, on the next succeeding Business Day. References to “in writing,” “written” and similar expressions include material that is printed, handwritten, typewritten, faxed, emailed, or otherwise capable of being visually reproduced at the point of reception. Except as otherwise specifically set forth herein, all references to dollars, $ or other monetary values or currency herein shall be deemed to be references to currency of the United States of America. The information and disclosures contained in the Disclosure Schedule shall be deemed to be disclosed to Purchaser for all purposes of this Agreement to the extent that such disclosure contains such information as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to other sections of this Agreement. Inclusion of any item in the Disclosure Schedule shall not be deemed an admission of any liability to any Person, and, except as expressly contemplated herein, inclusion of any item in the Disclosure Schedule shall not be deemed an admission that any item is material. In disclosing information on the Disclosure Schedule, the Seller and Majority Members do not waive, and expressly reserve any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 10.5    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) such as would result in the application of the Laws of any other jurisdiction.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF OHIO, IN EACH CASE LOCATED IN THE CITY OF CINCINNATI AND COUNTY OF HAMILTON. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(d)    The provisions of this Section 10.5 may be enforced by any court of competent jurisdiction, and the Party prevailing in such action shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees and expenses to be paid by the Party against whom enforcement is ordered.

Section 10.6    Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 10.7    Execution in Counterparts; Facsimile and E-Mail Signatures. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and all of which shall be considered to be but one agreement and shall become a binding agreement when each Party shall have executed one counterpart and delivered it to the other Party hereto. A signature affixed to a counterpart of this Agreement and delivered by facsimile or electronic mail by any Person is intended to be its, his or her signature and shall be valid, binding and enforceable against the Party on whose behalf it has been affixed.

Section 10.8    Entire Agreement; Amendments and Waivers. This Agreement, together with the Ancillary Documents and schedules, exhibits and attachments hereto and thereto, contains the entire understanding of the Parties hereto with regard to the subject matter contained herein and therein and supersedes all prior agreements or understandings of the Parties. The Parties may amend, modify and supplement this Agreement only by the written agreement of the Purchaser, on the one hand, and the Seller and Majority Members, on the other hand. The failure of any Party to this Agreement to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 10.9    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement (including Section 7.1 and Section 7.2) by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond or other security in connection with such remedy.

Section 10.10    No Third-Party Beneficiaries. Nothing in this Agreement shall be construed to give any Person (other than the Parties hereto and their respective legal representatives, successors and assigns) any legal or equitable right, remedy or claim under or in respect of this agreement, as a third party beneficiary or otherwise; provided, however, that each Purchaser Indemnified Party and Seller Indemnified Party that is not a Party to this Agreement shall be deemed a third party beneficiary of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the Parent and the Parties hereto have duly executed, or caused to be executed, this Asset Purchase Agreement as of the Effective Date.

PURCHASER:

EMI ACQUISITION COMPANY INC.

By:/s/ James A. Clark
Name: James A. Clark
Title: Chief Executive Officer and President

SELLER:

EMI INDUSTRIES, LLC

By:/s/ Alan D. Harvill
Name: Alan D. Harvill
Title: President and CEO

PARENT:
Solely with respect to Section 7.11
LSI INDUSTRIES INC.

By:/s/ James E. Galeese
Name: James E. Galeese
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have duly executed, or caused to be executed, this Asset Purchase Agreement as of the Effective Date.

MAJORITY MEMBERS:

By: /s/ Alan D. Harvill
Alan D. Harvill, Individually

By /s/ Paul Hunter
Paul Hunter, Individually

By: /s/ John W. Walden
John W. Walden, Individually

By: /s/ Joseph Walker
Joseph Walker

By: /s/ Amelie Walker
Amelie Walker

EDWARDS MANUFACTURING, INC.

By:/s/ Alan D. Harvill
Name: Alan D. Harvill
Title: President

[***]

[Signature Page to Asset Purchase Agreement]